_____________________________________



                      AGREEMENT AND PLAN OF MERGER


                                  among


                 BERRY PLASTICS ACQUISITION CORPORATION,


                       BERRY PLASTICS CORPORATION,


                          POLY-SEAL CORPORATION

                                   and

                      THE SHAREHOLDERS OF POLY-SEAL
                        CORPORATION NAMED HEREIN





                         Dated as of May 5, 2000

                  _____________________________________


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                            TABLE OF CONTENTS
                                                                     PAGE

AGREEMENT AND PLAN OF MERGER .......................................... 1
PRELIMINARY STATEMENTS................................................. 1

ARTICLE I THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS.............................. 1

   Section 1.1.   The Merger........................................... 1
   Section 1.2.   Closing.............................................. 2
   Section 1.3.   Effect of the Merger................................. 2
   Section 1.4.   Certificate of Incorporation and Bylaws of the
                   Surviving Corporation............................... 2
   Section 1.5.   Directors and Officers of the Surviving
                   Corporation......................................... 2
   Section 1.6.   Effect on Capital Stock.............................. 2
   Section 1.7.   Certain Defined Terms................................ 4
   Section 1.8.   Determination of Adjustments......................... 7
   Section 1.9.   Payments.............................................11
   Section 1.10.   Escrows.............................................13
   Section 1.11.   Payment of Indebtedness, Capital Lease
                   Obligations and Transaction Expense Amounts.........14
   Section 1.12.   No Duplication......................................14

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
             SHAREHOLDER PARTIES.......................................15

   Section 2.1.   Due Execution and Delivery, Etc......................15
   Section 2.2.   No Violation.........................................16
   Section 2.3.   Capital Stock........................................16
   Section 2.4.   Organization of the Company..........................17
   Section 2.5.   Consents and Approvals...............................18
   Section 2.6.   Financial Statements.................................18
   Section 2.7.   Absence of Certain Changes...........................18
   Section 2.8.   Absence of Undisclosed Liabilities...................19
   Section 2.9.   Litigation...........................................19
   Section 2.10.   Compliance with Applicable Law, Permits.............19
   Section 2.11.   Environmental Matters...............................20
   Section 2.12.   Intellectual Property...............................21
   Section 2.13.   Employee Benefit Plans..............................21
   Section 2.14.   Employees and Labor Relations.......................23
   Section 2.15.   Taxes...............................................24
   Section 1.16.   Material Contracts..................................25
   Section 2.17.   Suppliers, Distributors and Customers...............26
   Section 2.18.   Assets Necessary to Business........................26
   Section 2.19.   Tangible Personal Property..........................26
   Section 2.20.   Real Property.......................................27

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   Section 2.21.   Insurance...........................................28
   Section 2.22.   Related Party Transactions..........................28
   Section 2.23.   Accounts and Notes Receivable.......................28
   Section 2.24.   Disclosure..........................................29
   Section 2.25.   Brokers.............................................29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT and MERGER
             SUB.......................................................29

   Section 3.1.   Organization and Authority of Parent and Merger
                   Sub.................................................29
   Section 3.2.   No Violation.........................................30
   Section 3.3.   Consents and Approvals...............................30
   Section 3.4.   Investment...........................................30
   Section 3.5.   Legal Proceedings....................................30
   Section 3.6.   Solvency, Etc........................................30
   Section 3.7.   Brokers..............................................30

ARTICLE IV COVENANTS...................................................31

   Section 4.1.   Conduct of the Business..............................31
   Section 4.2.   Access to Information by Parent......................33
   Section 4.3.   Reasonable Efforts...................................33
   Section 4.4.   Stock Options........................................34
   Section 4.5.   Collective Bargaining Agreement......................34
   Section 4.6.   Access to Records by Shareholders....................34
   Section 4.7.   Certain Limitations on Representations and
                   Warranties..........................................35
   Section 4.8.   Supplemental Schedules...............................36
   Section 4.9.   Guarantee by Parent..................................36
   Section 4.10.   Further Assurances..................................36
   Section 4.11.   Certain Tax Matters.................................36
   Section 4.12.   Termination of Affiliate Transactions...............40
   Section 4.13.   Notice of Prospective Breach........................40
   Section 4.14.   Release.............................................41
   Section 4.15.   Disclosure of Information...........................41
   Section 4.16.   Negotiation with Others; Disposition and Voting
                    of Securities......................................41
   Section 4.17.   Use of Name.........................................43

ARTICLE V CONDITIONS...................................................43

   Section 5.1.   Conditions to Each Party's Obligations...............43
   Section 5.2.   Conditions to Obligations of the Parent and Merger
                   Sub.................................................43
   Section 5.3.   Conditions to Obligations of the Shareholder
                   Parties and the Company.............................45
   Section 5.4.   Waiver...............................................46

ARTICLE VI TERMINATION AND AMENDMENT...................................46

   Section 6.1.   Termination..........................................46
   Section 6.2.   Effect of Termination................................47
   Section 6.3.   Amendment............................................48

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ARTICLE VII SURVIVAL; INDEMNIFICATION..................................48

   Section 7.1.   Survival Periods.....................................48
   Section 7.2.   Indemnification......................................48
   Section 7.3.   Certain Limitations..................................49
   Section 7.4.   Claims...............................................51
   Section 7.5.   Exclusive Remedy.....................................52
   Section 7.6.   Adjustments..........................................52
   Section 7.7.   No Contribution from the Corporation or the
                   Surviving Corporation...............................52
   Section 7.8.   Tax Claims...........................................52

ARTICLE VIII MISCELLANEOUS.............................................54

   Section 8.1.   Shareholder Party Representatives....................54
   Section 8.2.   Notices..............................................54
   Section 8.3.   Headings.............................................56
   Section 8.4.   Counterparts.........................................56
   Section 8.5.   Entire Agreement; Assignment.........................56
   Section 8.6.   Governing Law........................................56
   Section 8.7.   Specific Performance.................................57
   Section 8.8.   Press Releases.......................................57
   Section 8.9.   Binding Nature; No Third Party Beneficiaries.........57
   Section 8.10.   Severability........................................57
   Section 8.11.   Certain Interpretive Matters and Definitions........57
   Section 8.12.   Payment of Expenses.................................58
   Section 8.13.   Remedies............................................58
   Section 8.14.   Independence of Covenants and Representations and
                    Warranties.........................................58

                         SCHEDULES AND EXHIBITS

Schedule 1.7(ix)         Closing CapEx Amount
Schedule 1.7(xi)         Closing Working Capital Amount
Schedule 1.7 (xiv)       Estimated Adjustment Amount
Schedule 1.7(xvii)       Estimated Tax Amount
Schedule 1.8(a)          Pro Forma Net Working Capital Calculation
Schedule 2.2(a)          No Violation -- Shareholder Parties
Schedule 2.2(b)          No Violation -- Company
Schedule 2.3(a)          Company Common Stock
Schedule 2.3(b)          Stock Option Plan
Schedule 2.3(c)          Title to Shares
Schedule 2.4(b)          Subsidiaries and other Equity Interests
Schedule 2.6             Financial Statements
Schedule 2.7             Absence of Certain Changes
Schedule 2.8             Absence of Undisclosed Liabilities
Schedule 2.9             Litigation
Schedule 2.10            Compliance with Applicable Law
Schedule 2.11            Environmental Matters
Schedule 2.12            Intellectual Property
Schedule 2.13(a),(d),(e)&(f)        Employee Benefit Plans
Schedule 2.15(a),(b),(c)&(e)        Taxes
Schedule 2.16            Material Contracts
Schedule 2.17            Suppliers, Distributors and Customers
Schedule 2.19            Tangible Personal Property
Schedule 2.20            Real Property
Schedule 2.21            Insurance
Schedule 2.22(b)         Related Party Transactions
Schedule 2.23            Accounts and Notes Receivable
Schedule 4.1             Conduct of Business
Schedule 4.12            Termination of Affiliate Transactions
Schedule 8.1             Principal Shareholders
Schedule 8.11            Certain Interpretive Matters and Definitions

Exhibit A          Form of Escrow Agreement
Exhibit B          Form of Opinion of Counsel to Shareholder Parties and
                   Company
Exhibit C          Form of Opinion of Counsel to Parent and Merger Sub

                         TABLE OF DEFINED TERMS

TERM                                                SECTION

Actual Unpaid Amount............................... 4.11(a)(iii)
Accountant's Determination......................... 1.8(c)
Accounting Firm.................................... 1.8(c)
Actual CapEx Amount................................ 1.7(i)
Actual Tax Liability............................... 4.11(d)
Additional Escrow Amount............................1.7(ii)
Affiliate.......................................... 2.22(a)
Aggregate Merger Consideration..................... 1.7(iii)
Agreement.......................................... Introductory Paragraph
Applicable Percentage.............................. 1.7(iv)
Audited Financial Statements....................... 2.6
Best Knowledge of the Company...................... 8.11(a)
Business........................................... Preliminary Statements
Business Day....................................... 1.7(v)
Buyer Group........................................ 7.2(a)
CapEx Overpayment Amount........................... 1.8(e)(i)
CapEx Underpayment Amount.......................... 1.8(e)(ii)
CapEx Target....................................... 1.7(vi)
Capital Lease Obligations.......................... 1.7(vii)
Capital Lease Obligations Amount................... 1.7(viii)
Certificate of Merger.............................. 1.2
Closing............................................ 1.2
Closing Date....................................... 1.2
Closing Date Payment Amount........................ 1.7(x)
Closing Date Balance Sheet......................... 1.8(a)
Closing Working Capital Amount..................... 1.7(xi)
Code............................................... 2.13
Company............................................ Introductory Paragraph
Company Common Stock............................... 1.6(a)(ii)
Compensation Deductions............................ 4.11(a)(iv)
Confidentiality Agreement.......................... 4.2(a)
Consulting and Non-Competition Agreement........... 5.2(q)
Covered Refund..................................... 4.11(b)
Credited Prepayments............................... 4.11(b)
deMilt Receivable.................................. 2.22(a)
Damages............................................ 7.2(a)
December Balance Sheet............................. 2.6
DGCL............................................... 1.1
Dissenting Shareholder............................. 1.6(c)
Effective Time..................................... 1.2
Employee Plans..................................... 2.13(a)
Environmental Law.................................. 2.11(b)

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
ERISA.............................................. 2.13(a)
ERISA Affiliate.................................... 2.13(d)(iii)
Escrow Agent....................................... 1.10(a)
Escrow Adjustment Amount Account................... 1.10(c)
Escrow Agreement................................... 1.10(a)
Escrow Amount...................................... 1.10(a)
Escrow Expense Account............................. 1.10(d)
Escrow Expense Amount.............................. 1.7(xii)
Escrow Holdback Account............................ 1.10(a)
Escrow Holdback Amount............................. 1.7(xiii)
Escrow Holdback Fund............................... 1.10(a)
Escrow Tax Account................................. 1.10(e)
Estimated Adjustment Amount........................ 1.7(xiv)
Estimated CapEx Overpayment Amount................. 1.7(xv)
Estimated CapEx Underpayment Amount................ 1.7(xvi)
Estimated Tax Amount............................... 1.7(xvii)
Estimated Working Capital Overpayment Amount....... 1.7(xviii)
Estimated Working Capital Underpayment Amount...... 1.7(xix)
Exclusive Period................................... 4.16(a)
Fair Market Value Per Share........................ 4.4
Final Separate Return Year......................... 4.11(a)(i)
Final Separate Return Year Tax Returns............. 4.11(a)(ii)
Financial Statements............................... 2.6
Financing Documents................................ 3.6
Franchise Taxes.................................... 1.7(xx)
GAAP............................................... 2.6
Governmental Entity................................ 2.4(a)
Hazardous Substance................................ 2.11(c)
Herdrich Receivable................................ 2.22(a)
HSR Act............................................ 2.5(a)
Income Taxes....................................... 1.7(xxi)
Indebtedness....................................... 1.7(xxii)
Indemnified Party.................................. 7.4(a)
Indemnifying Party................................. 7.4(a)
Intellectual Property.............................. 2.12(b)
Knowledge of the Company........................... 8.11(a)
Law................................................ 2.4(a)
Leased Real Property............................... 2.20
Liability.......................................... 2.8
Liens.............................................. 2.3(c)
Material Adverse Effect............................ 2.4(a)
Merger............................................. 1.1
Merger Sub......................................... Introductory Paragraph
Merger Sub Common Stock............................ 1.6(i)
Names.............................................. 4.17
Net Working Capital................................ 1.7(xxiii)

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
Nonresponsive Shareholder.......................... 4.11(a)(iv)
Notice of Disagreement............................. 1.8(b)
Owned Real Property................................ 2.20
Outstanding Company Common Stock................... 1.6(a)(ii)
Overpayment Amount................................. 1.8(d)(ii)
Parent............................................. Introductory Paragraph
Parent Adjustment Amounts.......................... 1.8(f)
Permitted Liens.................................... 2.19
Per Share Merger Consideration..................... 1.6(a)(ii)
Post-Closing 1999 Returns.......................... 4.11(d)
Potential Transaction.............................. 4.16(a)
Purchase Price..................................... 1.2
Rate............................................... 1.9(c)
Real Property...................................... 2.20
Refund............................................. 4.11(b)
Related Documents.................................. 1.7(xxiv)
Schroders.......................................... 2.25
Shareholder Adjustment Amounts..................... 1.8(g)
Shareholder Parties................................ Introductory Paragraph
Shareholder Payments Escrow Account................ 1.10(b)
Shareholder Party Representatives.................. Introductory Paragraph
Statement.......................................... 1.8(a)
Stock Option....................................... 4.4
Stock Option Plan.................................. 2.3(b)
Straddle Year...................................... 4.11(a)(ii)
Straddle Year Tax Returns.......................... 4.11(a)(ii)
Subsidiary......................................... 2.4(b)
Survival Date...................................... 7.1
Surviving Corporation.............................. 1.2
Surviving Corporation Common Stock................. 1.6(a)(i)
Tax................................................ 2.15(g)
Tax Claim.......................................... 7.8
Tax Return......................................... 2.15(g)
Third Party Claim.................................. 7.4(e)
Transaction Expense Amounts........................ 1.7(xxv)
Underpayment Amount................................ 1.8(d)(i)
Unused Expense Amount.............................. 1.7(xxvi)
Working Capital Target............................. 1.7(xxvii)

                      AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 5, 2000, among Berry Plastics Corporation, a Delaware corporation (the "PARENT") , Berry Plastics Acquisition Corporation, a Delaware corporation ("MERGER SUB"), Poly-Seal Corporation, a Delaware corporation (the "COMPANY"), the individuals and trusts who are shareholders of the Company listed in the signature pages to this Agreement (such shareholders being collectively referred to as the "SHAREHOLDER PARTIES"), and Michael C. Larned and Michael D. deMilt, as representatives of the Shareholder Parties (the "SHAREHOLDER PARTY REPRESENTATIVES").
                         PRELIMINARY STATEMENTS
     A. The Company is engaged in the business of manufacturing and selling plastic caps and closures and related activities (the "BUSINESS").

     B. The Board of Directors of each of the Parent and the Company have determined that the acquisition of the Company, upon the terms and subject to the conditions set forth herein, pursuant to a merger whereby Merger Sub will be merged with and into the Company, is in the best interests of their respective companies and shareholders.

     C. Merger Sub is a wholly-owned subsidiary of Parent created solely for the purpose of effecting the transactions contemplated hereby and which will conduct no other activity and will be merged with and into the Company.

     D. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby.

     E. The Shareholder Party Representatives are to act as representatives of the Shareholder Parties for certain purposes hereunder.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as following:

                                ARTICLE I

          THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK
                     OF THE CONSTITUENT CORPORATIONS

Section 1.1 The Merger.
Subject to the terms and provisions of this Agreement and in accordance with Subchapter IX of the Delaware General Corporation Law
(the "DGCL"), at the Effective Time (as defined in section 1.2), Merger Sub shall be merged with and into the Company (the "MERGER"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

Section 1.2 Closing.
The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. at the offices of O'Sullivan, Graev and Karabell LLP, 30 Rockefeller Plaza, New York, New York, 10112 (or at such other place or time as the parties mutually agree in writing) on a date to be specified by Parent and the Company, which shall be no later than the third Business Day after satisfaction or, if permissible, waiver of the conditions set forth in Article V (the time and date of the Closing being referred to herein as the "CLOSING DATE"), unless another date is agreed to by Parent and the Company. On the Closing Date, a Certificate of Merger with respect to the Merger in such form as is required by the DGCL (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL. The Merger shall become effective at the later of the time of filing of the Certificate of Merger or at such time as is agreed upon by the parties and specified in the Certificate of Merger (the "EFFECTIVE TIME").

Section 1.3. Effect of the Merger.
Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation and Bylaws of the Surviving
Corporation.
From and after the Effective Time, and until changed or amended as provided by law, the Certificate of Incorporation of the Company and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

Section 1.5. Directors and Officers of the Surviving Corporation.
The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.6. Effect on Capital Stock.
  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:
     (i)Each share of Common Stock, par value $.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"), so that, after the Effective Time, the Parent will be the holder of all of the issued and outstanding shares of

Surviving Corporation Common Stock. From and after the Effective Time, each outstanding certificate representing Merger Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock. After the Effective Time, a certificate or certificates evidencing shares of Surviving Corporation Common Stock shall be issued by the Surviving Corporation in exchange for the certificate or certificates which formerly represented all of the issued and outstanding shares of Merger Sub Common Stock, which shall then be cancelled.

     (ii)Each share of Common Stock, par value $0.005 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time ("OUTSTANDING COMPANY COMMON STOCK") (except Outstanding Company Common Stock held by Dissenting Shareholders as defined in Section 1.6(c), if any, or held by the Company as set forth in
Section 1.6(a)(iii)) shall be converted into and become the right to receive, from and after the Effective Time in accordance with the terms and provisions of this Agreement and the Escrow Agreement (as defined below), the Aggregate Merger Consideration divided by the total number of shares of Outstanding Company Common Stock, and shall otherwise cease to be outstanding, shall be cancelled and retired and cease to exist. From and after the Effective Time, the holders of certificates representing Outstanding Company Common Stock (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") shall cease to have any rights as stockholders of the Company, except for the right to receive the Aggregate Merger Consideration in respect of such Outstanding Company Common Stock at the times and in the manner provided in this Agreement and the Escrow Agreement and except for such rights, if any, as they may have pursuant to the DGCL.

     (iii)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor.

     (iv)Each authorized but unissued share of Company Common Stock immediately prior to the Effective Time shall be canceled.

          (b)__As of the Effective Time, by virtue of the Merger and without any action on the part of any party, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

          (c)__Notwithstanding anything in this Agreement to the contrary, to the extent required by the DGCL, any Outstanding Company Common Stock held by a person who validly asserts and perfects appraisal rights pursuant to Section 262 of the DGCL (a "DISSENTING SHAREHOLDER") shall not be converted as described in Section 1.6(a)(ii), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 262 of the

DGCL.  If, after the Effective Time, such Dissenting
Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the DGCL, each of the shares of Outstanding Company Common Stock of such Dissenting Shareholder shall be deemed to be converted as of the Effective Time into the right to receive those amounts set forth in Section 1.6(a)(ii).

Section 1.7. Certain Defined Terms.
          As used herein, the following terms shall have the following respective meanings:
     (i)"ACTUAL CAPEX AMOUNT" means the aggregate amount of capital expenditures made or accrued for during the period from January 1, 1999 through the Closing Date (excluding any capital expenditures made by the Company not set forth on the latest capital expenditure budget delivered on or prior to the date hereof to the Parent) and set forth on the Statement;

     (ii)"ADDITIONAL ESCROW AMOUNT" means the Escrow Holdback Amount MINUS the amount, if any, required to be paid out to satisfy Damages with respect to which payments may be made from the Escrow Holdback Account under the Escrow Agreement;

     (iii)"AGGREGATE MERGER CONSIDERATION" means the net amount of (i) the Closing Date Payment Amount, PLUS (ii) the Underpayment Amount, if any, PLUS (iii) the CapEx Underpayment Amount, if any, PLUS (iv) the Additional Escrow Amount, if any, PLUS (v) any amounts to which Shareholders may be entitled under Sections 4.11(a)(iii), 4.11(a)(iv), 4.11(b) and 4.11(d), PLUS (vi) the Unused Expense Amount, if any, LESS
(vii) the Overpayment Amount, if any, and LESS (viii) the CapEx Overpayment Amount, if any;

     (iv)"APPLICABLE PERCENTAGE" in respect of any Shareholder or Shareholders means the fraction, expressed as a percentage, of which the numerator is the total number of shares of Outstanding Company Common Stock owned of record by such Shareholder or Shareholders and the denominator is the total number of shares of Outstanding Company Common Stock of all Shareholders;

     (v)"BUSINESS DAY" means any day other than a Saturday or a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed;

     (vi)"CAPEX TARGET" means the sum of (1) $5,175,000 plus (2) $8,300 per day during the period between January 1, 2000 and the Closing Date;

     (vii)"CAPITAL LEASE OBLIGATIONS" means the obligations of the Company, on a consolidated basis, to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP, consistently applied with the Financial Statements;

     (viii)"CAPITAL LEASE OBLIGATIONS AMOUNT" means the aggregate amount required to satisfy and pay off all liabilities and obligations
(including any prepayment penalties) arising under any Capital Lease Obligations to the extent not satisfied and paid off prior to the Closing;

     (ix)"CLOSING CAPEX AMOUNT" means the aggregate amount of capital expenditures actually made or accrued for by the Company during the period between January 1, 1999 and the Closing Date estimated in good faith by the Company as set forth in Schedule 1.7(ix) hereto or, if the Closing Date shall not occur on or prior to May 9, 2000, as set forth in a revised Schedule to be delivered by the Shareholder Party Representatives to the Parent at least one Business Day prior to the Closing Date;

     (x)"CLOSING DATE PAYMENT AMOUNT" means the net amount equal to (i) $57,312,230.84, (ii) MINUS the aggregate amount of Indebtedness of the Company to the extent not satisfied and paid off prior to the Closing,
(iii) MINUS the Capital Lease Obligations Amount, (iv) MINUS the Estimated Tax Amount, (v) MINUS the Escrow Holdback Amount, (vi) MINUS the Estimated CapEx Overpayment Amount, if any, (vii) MINUS the Estimated Working Capital Overpayment Amount, if any, (viii) MINUS the Escrow Expense Amount and (ix) MINUS the Transaction Expense Amounts;

     (xi)"CLOSING WORKING CAPITAL AMOUNT" means the amount of Net Working Capital as of the Closing Date estimated in good faith by the Company, calculated on a basis consistent with, and using the same accounting policies, practices and procedures used in preparing the Working Capital Target (but including cash, which was not included in the determination of the Working Capital Target), and set forth on Schedule 1.7(xi) hereto or, if the Closing Date shall not occur on or prior to May 9, 2000, as set forth in a revised Schedule to be delivered by the Shareholder Party Representatives to the Parent at least one Business Day prior to the Closing Date;

     (xii)"ESCROW EXPENSE AMOUNT" means $200,000;

     (xiii)"ESCROW HOLDBACK AMOUNT" means $1,200,000;

     (xiv)"ESTIMATED ADJUSTMENT AMOUNT" means the sum of (A) the Estimated Working Capital Underpayment Amount, if any, PLUS (B) the Estimated CapEx Underpayment Amount, if any, as set forth in Schedule 1.7(xiv) hereto or, if the Closing Date shall not occur on or prior to May 9, 2000, as set forth in a revised Schedule to be delivered by the Shareholder Party Representatives to the Parent at least one Business Day prior to the Closing Date;

     (xv)"ESTIMATED CAPEX OVERPAYMENT AMOUNT" means the amount equal to the difference, but only to the extent that such amount, if any, is greater than zero, of (A) the CapEx Target minus (B) the Closing CapEx Amount;

     (xvi)"ESTIMATED CAPEX UNDERPAYMENT AMOUNT" means the amount equal to the difference, but only to the extent that such amount, if any, is greater than zero, of (A) the Closing CapEx Amount minus (B) the CapEx Target;

      (xvii)"ESTIMATED TAX AMOUNT" means the good faith estimated amount of the accrued but unpaid liability of the Company, as of the Closing Date, for Income Taxes and Franchise Taxes in respect of any Final Separate Return Year and the portion of any Straddle Year ending on the Closing Date as set forth on Schedule 1.7(xvii) hereto, or if the Closing Date shall not occur on or prior to May 9, 2000, as set forth in a revised Schedule to be delivered by the Company to the Parent at least one Business Day prior to the Closing Date;

     (xviii)"ESTIMATED WORKING CAPITAL OVERPAYMENT AMOUNT" means the amount equal to the difference, but only to the extent that such amount, if any, is greater than zero, of (A) the Working Capital Target minus
(B) the Closing Working Capital Amount;

     (xix)"ESTIMATED WORKING CAPITAL UNDERPAYMENT AMOUNT" means the amount equal to the difference, but only to the extent that such amount, if any, is greater than zero, of (A) the Closing Working Capital Amount minus (B) the Working Capital Target;

     (xx)"FRANCHISE TAXES" means franchise, net worth, capital or similar
Taxes;

     (xxi)"INCOME TAXES" means Taxes on income (whether based on or measured by gross or net income) or in the nature of an income tax or imposed in lieu thereof;

     (xxii)"INDEBTEDNESS" means the aggregate amount (including the current portions thereof), net of cash and cash equivalents, of all (i) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course), (ii) indebtedness of the type described in clause (i) above guaranteed in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsement of checks and other instruments in the ordinary course, (iii) all indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, and (iv) all interest expense accrued but unpaid, and all prepayment premiums on, or relating to, any of such indebtedness, including, but not limited to, the obligations arising under the loan agreements referred to in Schedule 2.2(b);

     (xxiii)"NET WORKING CAPITAL" means current assets minus current liabilities, determined in accordance with generally accepted accounting principles consistently applied, as reflected on the Closing Date Balance Sheet, adjusted as necessary so that CURRENT ASSETS shall include only: cash, cash equivalents, accounts receivable (net of reserves and less the amounts due from Affiliates/Supply-Line, Inc.), inventory (net of reserves) and prepaid expenses (less any prepaid pension cost), and CURRENT LIABILITIES shall include only: accounts payable, accrued wages, benefits, salaries and commissions, and all other accruals, as of the Closing Date, including accruals for Taxes (including real estate and similarly based taxes to the extent allocable to the period ending on the Closing Date, determined on a per diem basis) that are not yet due and payable (federal, state and local); PROVIDED, HOWEVER, that Net Working Capital (A) shall not take into account as a current liability any accruals for (1) Income Taxes or (2) Franchise Taxes, (B) shall not take into account as a current asset any refund or other item in respect of any Income Tax or Franchise Tax, (C) shall not include as a current liability the current portion of Indebtedness and Capital Lease Obligations and (D) shall not include as a current liability the additional vacation accrual reflected in general ledger account #604;

     (xxiv)"RELATED DOCUMENTS" means, collectively, the Certificate of Merger and the Escrow Agreement;

     (xxv)"TRANSACTION EXPENSE AMOUNTS" means (i) $1,910,400 payable to Schroders and (ii) $540,000 payable to Dewey Ballantine LLP in connection with the transactions contemplated by this Agreement;

     (xxvi)"UNUSED EXPENSE AMOUNT" means the Escrow Expense Amount MINUS amounts required to be paid out to the Shareholder Party Representatives from the Escrow Expense Account as provided in the Escrow Agreement; and

     (xxvii)"WORKING CAPITAL TARGET" means $12,891,500.

Section 1.8. Determination of Adjustments.
          (a)__Within 120 calendar days after the Closing Date, the Parent shall cause the Surviving Corporation to prepare and deliver to the Shareholder Party Representatives (as representatives of the Shareholder Parties) (i) the unaudited consolidated balance sheet of the Company and its subsidiaries as of the close of business on the Closing
Date (the "CLOSING DATE BALANCE SHEET"), which shall present fairly the consolidated financial condition of the Company as of the close of business on the Closing Date and which shall be prepared in accordance with GAAP and on a basis consistent with, and using the same accounting policies, practices and procedures used in preparing the December Balance Sheet (as defined in Section 2.6) to the extent such policies, practices and procedures are in accordance with GAAP, and (ii) a statement (the "STATEMENT") setting forth the Net Working Capital and the Actual CapEx Amount which shall be prepared on a basis consistent with, and using the same accounting policies, practices and procedures used in preparing, the Working Capital Target (except with respect to the inclusion of cash, which was not included in the determination of the Working Capital Target) and the Closing CapEx Amount. Attached hereto as Schedule 1.8(a)is a PRO FORMA calculation of Net Working Capital, based on the December Balance Sheet assuming that the Closing Date occurred on December 31,
1999. The parties acknowledge and agree that such Schedule (i) reflects the general ledger accounts to be included in determining Net Working
Capital (except that the parties acknowledge that the $1,850,000 Note Receivable referred to therein has been paid and, accordingly, will not be reflected, as such, as a current asset), (ii) has been calculated on a basis consistent with, and using the same accounting policies and procedures used in preparing, the Working Capital Target and (iii) reflects the manner in which the parties agree that the actual Net
Working Capital as of the close of business on the Closing Date shall be calculated.

          (b)__During the 30 calendar day period following receipt of the Closing Date Balance Sheet and the Statement by the Shareholder Party Representatives (and thereafter during the 45 calendar day period referred to in Section 1.8(c), if applicable) the Shareholder Parties, Shareholder Party Representatives and their independent auditors shall have reasonable on site access during normal business hours to the properties, books, records, schedules, analyses and working papers of the Parent and the Surviving Corporation and be permitted to review and make copies reasonably required of the working papers and any schedules, analyses and other documentation of the Parent, the Surviving Corporation and their independent auditors relating to the Closing Date Balance Sheet and the Statement. The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties on the thirtieth calendar day following delivery thereof, unless the Shareholder Party Representatives give written notice of their disagreement with the Closing Date Balance Sheet and/or the Statement ("NOTICE OF DISAGREEMENT") to the Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on the Closing Date Balance Sheet or the Statement not being prepared in accordance with this Agreement. If a Notice of Disagreement complying with the preceding sentence is received by the Parent in a timely manner, then the Closing Date Balance Sheet and the Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the Shareholder Parties and the Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          (c)__During the 45 calendar day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, the Shareholder Parties and the Parent shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.

During such period the Parent, the Surviving Corporation and their representatives shall be permitted to review and make copies reasonably required of the working papers and any schedules, analyses and any other documentation of the Shareholder Parties, the Shareholder Party Representatives and their independent auditors relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the Shareholder Parties and the Parent have not so resolved such differences, the Shareholder Parties and the Parent shall submit to Arthur Andersen or, in the event for any reason Arthur Andersen is unwilling or unable to act or the Parent and the Shareholder Party Representatives otherwise agree (it being understood that no party has any unilateral right to object to the retention of Arthur Andersen for purposes of this Section 1.8), such other nationally recognized accounting firm as the Parent and Shareholder Party Representatives shall mutually designate (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The
Shareholder Parties and the Parent shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 calendar days following the submission of such matters to the Accounting Firm. The Closing Date Balance Sheet and the Statement will be deemed to be as determined by the Accounting Firm. Such determination (the "ACCOUNTANTS' DETERMINATION") shall be (A) in writing, (B) furnished to the Shareholder Party Representatives and Parent as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with the provisions of this
Section 1.8 and (D) nonappealable and incontestable by any Shareholder, the Surviving Corporation, the Parent and each of their respective
Affiliates and successors and not subject to collateral attack for any reason, absent manifest error. Notwithstanding any of the foregoing to the contrary, the Parent shall not be prejudiced by the delivery of the Closing Date Balance Sheet and the Statement and the Shareholder Parties shall not be prejudiced by the delivery of the Notice of Disagreement and neither the Parent nor the Shareholder Parties shall be precluded from raising any issues, objections or adjustments not previously raised at any time prior to either the Accountant's Determination or the final determination of the matters contemplated by this Section 1.8. The Shareholder Parties, the Parent and the Surviving Corporation agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.8 shall be borne by the Shareholder Parties and the Parent in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses of the Parent's and Surviving Corporation's independent auditors incurred in connection with the preparation of the Closing Date Balance Sheet and the Statement and the review by them of any Notice of Disagreement shall be borne by the Parent and the Surviving Corporation, and the fees and expenses of the Shareholder Parties' independent auditors incurred in connection with any review by them of the Closing Date Balance Sheet and the Statement shall be borne by the Shareholders.

      (d)__(i) If the Net Working Capital plus the Estimated Working Capital Overpayment Amount, if any, is greater than the Working Capital Target (the amount of such excess being referred to herein as the "UNDERPAYMENT AMOUNT"), then the Shareholders shall be entitled to receive, as part of the Aggregate Merger Consideration, the Underpayment Amount and, within five (5)
Business Days following the final determination of the Net Working
Capital, the Surviving Corporation shall pay, or cause to be paid, to the Shareholders an amount equal to the Underpayment Amount, such payments to the Shareholders to be made to each Shareholder in accordance with such Shareholder's Applicable Percentage.

     (ii)If the Net Working Capital plus the Estimated Working Capital Overpayment Amount, if any, is less than the Working Capital Target (the amount of such shortfall being referred to herein as the "OVERPAYMENT AMOUNT"), then the Surviving Corporation shall be entitled to receive the Overpayment Amount and, within five (5) Business Days following the final determination of the Net Working Capital, the Shareholders shall pay, or cause to be paid, to the Surviving Corporation the Shareholder's respective Applicable Percentages of the Overpayment Amount.

          (e)__(i)If the CapEx Target less the Estimated CapEx Overpayment Amount, if any, is greater than the Actual CapEx Amount (the amount of such excess being referred to herein as the "CAPEX OVERPAYMENT AMOUNT"), then the Surviving Corporation shall be entitled to receive the CapEx Overpayment Amount and, within five (5) Business Days following the final determination of the Actual CapEx Amount, the Shareholders shall pay, or cause to be paid, to the Surviving Corporation the Shareholder's respective Applicable Percentages of the CapEx Overpayment Amount.

     (ii)If the CapEx Target less the Estimated CapEx Overpayment Amount, if any, is less than the Actual CapEx Amount (the amount of such shortfall being referred to herein as the "CAPEX UNDERPAYMENT AMOUNT"), then the Shareholders shall be entitled to, as part of the Aggregate Merger Consideration, the CapEx Underpayment Amount and, within five (5) Business Days following the final determination of the Actual CapEx Amount, the Surviving Corporation shall pay, or cause to be paid, to the Shareholders an amount equal to the CapEx Underpayment Amount, such payments to the Shareholders to be made to each Shareholder in accordance with such Shareholder's Applicable Percentage.

          (f)__If any of the Overpayment Amount and the CapEx Overpayment Amount, in each case, if any (collectively, the "PARENT ADJUSTMENT AMOUNTS"), is not satisfied within five (5) Business Days, such Parent Adjustment Amounts may, at the option of the Parent, to the extent of any remaining unsatisfied amount, be satisfied out of the Escrow Holdback Account and Parent the Shareholder Party Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to (i) pay such Parent Adjustment Amounts to the Surviving Corporation out of the Escrow Holdback Account and (ii) after payment of any amounts to be paid from the

Escrow Adjustment Amount Account to the Shareholders as contemplated in
Section 1.8(g), if any, release any funds contained in the Escrow Adjustment Amount Account to the Surviving Corporation. Within 15 days after the date the Parent Adjustment Amounts are paid to the Surviving Corporation from the Escrow Holdback Account pursuant to the immediately preceding sentence, the Shareholders, in accordance with their Applicable Percentages, shall deliver to the Escrow Agent an amount equal to the Parent Adjustment Amounts to replenish the Escrow Holdback Account. Nothing contained in this subparagraph shall be construed as an election of remedies by Parent and the Surviving Corporation and the Parent and the Surviving Corporation shall have and retain all other rights and remedies existing in their favor at law or in equity for a breach of the provisions of this Section 1.8.

          (g)__If any of the Underpayment Amount and the CapEx Underpayment Amount, in each case, if any (collectively, the "SHAREHOLDER ADJUSTMENT AMOUNTS"), is not satisfied within five (5) Business Days, such Shareholder Adjustment Amounts may, at the option of the Shareholder Party Representatives be satisfied out of the Escrow Adjustment Amount Account and the Parent and the Shareholder Party Representatives shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to (i) pay such Shareholder Adjustment Amounts to the Shareholders, such payment to be made to each Shareholder in accordance with such Shareholder's Applicable Percentage and (ii) release the balance of the Escrow Adjustment Amount Account, if any, to the Surviving Corporation. Nothing contained in this subparagraph shall be construed as an election of remedies by any Shareholder or the Shareholder Party Representatives and the Shareholders and Shareholder Party Representatives shall have and retain all other rights and remedies existing in their favor at law or in equity for breach of the provisions of this Section 1.8.

          (h)__Parent and the Surviving Corporation agree that following the Closing they shall not take any actions which would affect the Closing Date Balance Sheet or the Statement with respect to the accounting books and records of the Company on which the Closing Date Balance Sheet or the Statement is to be based that are not consistent with the Company's past practices.

Section 1.9. Payments.
          (a)__From time to time, on and after the Closing Date, the Parent shall make available and pay, or cause to be made available and to be paid, cash in amounts and at the times necessary for the prompt payment of all amounts payable to the Shareholders or to be placed into escrow as provided in this Agreement.

          (b)__The Aggregate Merger Consideration shall be paid as follows:

     (i)At the Effective Time, each Shareholder shall become entitled to receive, upon surrender by such Shareholder of the certificate(s) which immediately prior to the Effective Time represented the Outstanding Company Common Stock held by such Shareholder, from the Shareholder Payments Escrow Account in accordance with Section 1.10(b) and the applicable provisions of the Escrow Agreement, such Shareholder's
Applicable Percentage (based on the certificates so surrendered) of the Closing Date Payment Amount;

     (ii)The Overpayment Amount, the Underpayment Amount, the CapEx Overpayment Amount, and the CapEx Underpayment Amount, in each case, if any, shall be paid in accordance with Section 1.8 and the applicable provisions of the Escrow Agreement;

     (iii)The Additional Escrow Amount, if any, shall be paid from the Escrow Holdback Account in accordance with Section 1.10(a) and the applicable provisions of the Escrow Agreement;

     (iv)The Unused Expense Amount, if any, shall be paid from the Escrow Expense Account in accordance with Section 1.10(d) and the applicable provisions of the Escrow Agreement; and

     (v)Amounts payable pursuant to Sections 4.11(a)(iii), 4.11(a)(iv), 4.11(b) and 4.11(d) shall be paid in accordance with such Sections,
Section 1.10(e) and the applicable provisions of the Escrow Agreement.

          (c)__Any payments to be made to the Shareholders pursuant to this Article I (including payments payable pursuant to this Article I contemplated by Section 4.11) shall be made by wire transfer of immediately available funds to the Escrow Agent for payment to the Shareholders in accordance with the provisions of the Escrow Agreement or directly to the Shareholders in the same manner as payments from the Escrow Agent to the Shareholders as provided in the Escrow Agreement.

          (d)__Except as provided in the Escrow Agreement, no interest will be paid or will accrue on the Closing Date Payment Amount payable upon the surrender of any certificates representing Outstanding Company Common Stock. Until surrendered as contemplated by Section 1.9(b) and the Certificate of Merger, each certificate representing a share of Outstanding Company Common Stock shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash as contemplated by this Article I, the Certificate of Merger and the DGCL.

          (e)__In the event that (A) the Shareholders owe any amounts or are obligated to make any payments to the Parent, the Surviving Corporation or any of their Affiliates under the provisions of Article I of this Agreement (with respect to any adjustment to the Aggregate Merger Consideration or otherwise) and (B) the Parent or the Surviving Corporation owes any amount or is obligated to make any payment to the Shareholders under the provisions of Article I of this Agreement (with respect to any adjustment to the Aggregate Merger Consideration or otherwise), then such amounts shall be netted and payment of such net amount shall be made by the appropriate party (whether by release of amounts held in escrow in accordance with this Agreement or otherwise).

          (f)__If any certificate which immediately prior to the Effective Time represented Outstanding Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed and the provision by such Shareholder of such indemnity against any claim that may be made with respect to such certificate as the Surviving Corporation may reasonably require, such Shareholder shall be entitled to receive all payments to which such Shareholder would be entitled upon the actual surrender of such certificate.

Section 1.10.  Escrows.
          (a)__The Escrow Holdback Amount shall be placed in a separate escrow account (the "ESCROW HOLDBACK ACCOUNT"), by wire transfer of immediately available funds on the Closing Date to the Escrow Holdback Account. The Escrow Holdback Amount shall be delivered to Old National Trust Company (the "ESCROW AGENT"), to be held and released by the Escrow Agent in accordance with the Escrow Agreement in substantially the form of Exhibit A hereto (the "ESCROW AGREEMENT") to be entered into by the Surviving Corporation, the Shareholder Parties, the Shareholder Party Representatives, the Parent and the Escrow Agent on the Closing Date.
The Escrow Agreement shall provide that the Escrow Holdback Amount, together with net interest and earnings thereon (collectively, the "ESCROW HOLDBACK FUND"), will be held in escrow until the date that is sixteen months from the Closing Date, unless otherwise released earlier, to satisfy (i) any indemnification claims hereunder, as more fully described in the Escrow Agreement, (ii) any decrease in the Aggregate Merger Consideration pursuant to Section 1.8(f), 4.11(a)(iii) or 4.11(d), or (iii) any fees or expenses payable from the Escrow Account as provided in Section 8.12(a).

          (b)__The Closing Date Payment Amount shall be placed in a separate escrow account (the "SHAREHOLDER PAYMENTS ESCROW ACCOUNT"), by wire transfer of immediately available funds on the Closing Date to the Shareholder Payments Escrow Account, to be held, together with net interest and earnings thereon, by the Escrow Agent and released to Shareholders in accordance with the Escrow Agreement.

          (c)__The Estimated Adjustment Amount, if any, shall be placed in a separate escrow account (the "ESCROW ADJUSTMENT AMOUNT ACCOUNT"), by wire transfer of immediately available funds on the Closing Date to the Escrow Adjustment Amount Account, to be held, together with net interest and earnings thereon, by the Escrow Agent and released to the Shareholders or to the Surviving Corporation in accordance with the provisions of Sections 1.8(f), 1.8(g) and the Escrow Agreement.

          (d)__The Escrow Expense Amount shall be placed in a separate escrow account (the "ESCROW EXPENSE ACCOUNT"), by wire transfer of immediately available funds on the Closing Date to the Escrow Expense Account, to be held, together with net interest and earnings thereon, by the Escrow Agent and released to the Shareholder Party Representatives and/or the Shareholders in accordance with the provisions of the Escrow Agreement.

          (e)__Amounts from time to time payable pursuant to Sections 4.11(a)(iii), 4.11(a)(iv), 4.11(b) and 4.11(d) shall be placed in a separate escrow account

(the "ESCROW TAX ACCOUNT"), by wire transfer of immediately available funds to the Escrow Tax Account when due, to be held, together with net interest and earnings thereon, by the Escrow Agent and released to the Shareholders in accordance with the provisions of the Escrow Agreement.

Section 1.11. PAYMENT OF INDEBTEDNESS, CAPITAL LEASE OBLIGATIONS AND TRANSACTION EXPENSE AMOUNTS.
          (a)__On the Closing Date, the Parent shall direct the lenders who will be providing the financing for the transactions contemplated hereby to deliver to the holders of Indebtedness and Capital Lease Obligations (subject to Section 1.11(b) below) an amount sufficient to repay all Indebtedness and Capital Lease Obligations outstanding as of the Closing Date, with the result that immediately following the Closing (subject to Section 1.11(b) below) there will be no further monetary obligations of the Company with respect to any Indebtedness or Capital Lease Obligations outstanding immediately prior to the Closing. On the Closing Date, the Company will provide the Parent, Merger Sub and such lenders with customary pay-off letters from all holders of Indebtedness and Capital Lease Obligations in form and substance satisfactory to the Parent, and make arrangements satisfactory to the Parent for such holders to provide to the Parent recordable form mortgage and lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by the Parent simultaneously with or promptly following the Closing.

          (b)__In the event that the Parent and the Company mutually agree to not pay off one or more Capital Lease Obligations at the Closing, then such Capital Lease Obligation(s) shall not be paid off and the aggregate outstanding principal amount due on such Capital Lease Obligation(s) as of the Closing Date (exclusive of any prepayment premiums or penalties) shall be used to reduce the Capital Lease Obligations Amount and decrease the purchase price and determine the Closing Date Payment Amount pursuant to the provisions of Section 1.7 hereof.

        (c) On the Closing Date, the Parent shall cause the lenders who will be providing the financing for the transactions contemplated hereby to pay the Transaction Expense Amounts.

Section 1.12. No Duplication.
Notwithstanding any provision to the contrary contained in this Agreement, all adjustments to be made in the determination of the Aggregate Merger Consideration, including the calculation of the Overpayment Amount, the Underpayment Amount, the CapEx Overpayment Amount, the CapEx Underpayment Amount and the Additional Escrow Amount, shall be made without duplication.

                               ARTICLE II

                     REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY AND THE SHAREHOLDER PARTIES

     Subject to the terms and conditions of this Agreement (including
Section 4.7), the Company and each of the Shareholder Parties jointly and severally represent and warrant to the Parent and Merger Sub with respect to the matters provided for in Sections 2.1(b), 2.2(b), 2.3(a), 2.3(b), 2.4, 2.5(b) and 2.6 through 2.25, and each of the Shareholder Parties severally (and, but only to the extent contemplated by the proviso to Section 7.2(a), jointly) represent and warrant to the Parent and Merger Sub as to such Shareholder Party (and such Shareholder Party's Company Common Stock) but not (except as contemplated by the proviso to Section 7.2(a)) as to any other Shareholder Party (or any such other Shareholder Party's Company Common Stock) with respect to the matters provided for in Sections 2.1(a), 2.2(a), 2.3(c) and 2.5(a), as follows:

Section 2.1.  DUE EXECUTION AND DELIVERY, ETC.
          (a)__Each Shareholder Party has all necessary power and authority (corporate or otherwise) to execute and deliver this Agreement and the Related Documents and to consummate the transactions contemplated by this Agreement and the Related Documents. The execution, delivery and performance of this Agreement and the Related Documents by each Shareholder Party and the consummation by each Shareholder Party of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all necessary action on the part of such Shareholder Party and no other proceedings on the part of such Shareholder Party are necessary to authorize this Agreement or the Related Documents or for such Shareholder to consummate the transactions contemplated by this Agreement or the Related Documents. This Agreement and the Related Documents have been duly and validly executed and delivered by each Shareholder Party and constitute legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder Party in accordance with their respective terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or general principles of equity. If such Shareholder Party is a trust, such trust is a validly created and existing trust under applicable state law.

          (b)__The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party. The execution, delivery and performance of this Agreement and the Related Documents by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all necessary corporate action on the part of the Company and, except for the approval of this Agreement and the transactions contemplated herein by shareholders of the Company in accordance with the DGCL, no other proceedings on the part of the Company are necessary to authorize this Agreement or the Related Documents or for the Company to consummate the transactions contemplated by this Agreement or the Related Documents.

This Agreement and the Related Documents have been duly and validly executed and delivered by the Company and, subject to such shareholder approval, constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general, moratorium laws or general principles of equity.

Section 2.2.  No Violation.
          (a)__Subject to the shareholder approval referred to in Section 2.1(b) and except as set forth on Schedule 2.2(a), neither the execution, delivery or performance of this Agreement or the Related Documents by any Shareholder Party nor the consummation by any Shareholder Party of the transactions contemplated by this Agreement or the Related Documents nor compliance by any Shareholder Party with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar governing instrument or organizational document) of such Shareholder Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefit) under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which such Shareholder Party is a party or by which such Shareholder Party may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Shareholder Party.

          (b)__Subject to the shareholder approval referred to in Section 2.1(b) and to receipt of consents and/or waivers under the agreements listed in Schedules 2.2(a) and 2.2 (b), neither the execution and delivery of this Agreement or the Related Documents by the Shareholders Parties or the Company nor the consummation by the Shareholder Parties or the Company of the transactions contemplated by this Agreement or the Related Documents nor compliance by any Shareholder Party or the Company with any of the provisions of this Agreement or the Related Documents will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar governing instrument or organizational document) of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefit) under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which the Company is a party or by which the Company may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company.


Section 2.3.  Capital Stock.
          (a)__Schedule 2.3(a) sets forth the total number of outstanding shares of Company Common Stock of the Company and the number and percentage of shares of Company Common Stock held by each Shareholder. Such shares constitute all of the issued and outstanding shares of capital stock of the Company. Each of such shares is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

          (b)__Other than pursuant to the Poly-Seal Corporation 1997 Stock Option Plan (the "STOCK OPTION PLAN") attached as Schedule 2.3(b), there are no options, warrants, rights or agreements or other commitments obligating the Company to issue or sell any shares of capital stock, or any security convertible into or exercisable or exchangeable for any such shares of capital stock. No option granted under the Stock Option Plan is outstanding other than as set forth in Schedule 2.3(b).

          (c)__Except as set forth in Schedule 2.3(c), each of the Shareholder Parties has, and at the Closing will have, good and valid title (both of record and beneficially) to the shares of Company Common Stock held by such Shareholder Party, free and clear of any Liens. There are no voting trusts, proxies or other agreements restricting the voting, dividend rights or disposition of the Shares held by any Shareholder Parties. As used in this Agreement, the term "LIEN" means and includes security interests, mortgages, lines, pledges, charges, easements, reservations, restrictions, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

Section 2.4.  ORGANIZATION OF THE COMPANY.
          (a)__The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means a change or effect or any event, action, occurrence, condition or omission that could reasonably be expected to result in a change or effect on the Business or the Company that, in the aggregate with all other similar changes or effects, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole, but shall not include any changes or effects relating to or resulting from (i) general economic, political or market conditions, (ii) changes in any statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (each, a "LAW") or in the interpretation of any Law by any court of competent jurisdiction or any governmental, regulatory or administrative authority, agency or commission (a "GOVERNMENTAL ENTITY"), or
(iii) changes in GAAP (as hereinafter defined) affecting the transactions contemplated by this Agreement or compliance with the terms hereof.

          (b)__The Company has had no Subsidiaries since December 31,
1999. Schedule 2.4(b) sets forth a list of all entities which were Subsidiaries of the Company within the past five years. As used herein, a "SUBSIDIARY" of an entity means any entity in which the specified entity directly or indirectly owns 50% or more of the general voting interest. Except as listed in Schedule 2.4(b), the Company does not own, directly or indirectly, any capital stock or other ownership or participation interest in any entity.

Section 2.5.  CONSENTS AND APPROVALS.
          (a)__No filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for execution, delivery or performance by the Shareholder Parties of this Agreement, except (i) for the filing of the Certificates of Merger, (ii) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or (iii) as a result of facts or circumstances particular to the Company, Merger Sub or the Parent.

          (b)__No filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for execution, delivery or performance by the Company of this Agreement, except (i) for the filing of the Certificate of Merger, (ii) for the applicable requirements of the HSR Act or (iii) as a result of facts or circumstances particular to the Shareholder Parties, Merger Sub or the Parent.

Section 2.6  Financial Statements.
Attached as Schedule 2.6 are the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1999 (the "DECEMBER BALANCE SHEET") and as of December 31, 1998, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the years then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) are in accordance with the books and records of the Company and (ii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, in conformity with United States generally accepted accounting principles ("GAAP"), except as described in Schedule 2.6 hereto or in the notes to the Financial Statements.

Section 2.7.  Absence of Certain Changes.
Except as set forth in Schedule 2.7 and except as a result of matters permitted or required by this Agreement, since December 31, 1999 through the date of this Agreement (i) the Company has conducted the Business in the ordinary course consistent with past practice, (ii) the Company has not taken any action which would have constituted a violation of Section 4.1(d) if Section 4.1(d) had applied since December 31, 1999 (other than the payment on March 6, 2000 of the ordinary dividend of $0.06 per share to Shareholders of record at March 3, 2000), (iii) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties, and (iv) the Company has not suffered any other Material Adverse Effect. None of the Shareholder Parties shall have any liability for a breach of the representations and warranties contained in this Section 2.7, if (i) the facts and circumstances giving rise to such breach are the subject matter of another representation or warranty set forth in this Article II, (ii) such other representation or warranty is qualified by notice, knowledge (including Knowledge of the Company or Best Knowledge of the Company), materiality (including Material Adverse Effect) or such other qualification as is contained in such other representation or warranty, and (iii) such facts and circumstances would not result in a breach of such other representation or warranty as qualified.

Section 2.8.  Absence of Undisclosed Liabilities.
Except as set forth in Schedule 2.8, other than with respect to Taxes (which are addressed in Section 2.15), and except as a result of matters permitted or required by this Agreement, as of the date of this Agreement, the Company has no Liabilities (as defined below) of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) Liabilities reflected on the Financial Statements (including any notes thereto) or in the Schedules hereto, (b) Liabilities incurred after December 31, 1999 in the ordinary course of business (other than any Liability arising from breach of contract, breach of warranty, tort, infringement or violation of any law or any action, suit or other legal proceeding), and (c) Liabilities (other than any Liability arising from breach of contract) under contracts which have arisen in the ordinary cause of business or under any contract disclosed under Section
2.16. Other than as reflected in the Schedules hereto, there are no loss contingencies (as such term is used in Financial Accounting Standards Board in March 1975) of or affecting the Company which are not adequately provided for or disclosed on the balance sheet of the Company and its Subsidiaries as of December 31, 1999 included in the Financial Statements (the "December Balance Sheet") (or the notes thereto), or the books and records of the Company for subsequent periods, in each case to the extent required by GAAP. None of the Shareholder Parties shall have any liability for a breach of the representations and warranties contained in this Section 2.8, if (i) the facts and circumstances giving rise to such breach are the subject matter of another representation or warranty set forth in this Article II, (ii) such other representation or warranty is qualified by notice, knowledge (including Knowledge of the Company or Best Knowledge of the Company) materiality (including Material Adverse Effect) or such other qualification as is contained in such other representation or warranty and (iii) such facts and circumstances would not result in a breach of such other representation or warranty as qualified.
          As used herein, "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

Section 2.9.  Litigation.
Except as set forth in Schedule 2.9, other than with respect to Taxes (which are addressed in Section 2.15), as of the date of this Agreement, there is no suit (in law or equity), claim, action, proceeding or investigation pending against the Company or any Subsidiary before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to, or in default under the terms of, any judgment, order or decree of any Governmental Entity specifically applicable to the Company or any Subsidiary.

Section 2.10.  Compliance with Applicable Law, Permits.
Schedule 2.10 hereto sets forth a true and complete list of all material permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities held by the Company.

The Company possesses all material permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of the Business substantially as it is currently conducted and (b) the Business is being conducted in compliance in all material respects with all applicable laws. This Section 2.10 does not relate to matters with respect to (i) environmental matters, which are the subject of Section 2.11, (ii) benefits and employment matters, which are the subject of Section 2.13 and (iii) Taxes, which are the subject of Section 2.15.

Section 2.11.  ENVIRONMENTAL MATTERS.
          (a)__Except as set forth in Schedule 2.11, (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws (as defined below) in all material respects, (ii) no Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged onto, under or from any of the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) in violation of or so as to give rise to any Liability (contingent or otherwise) or any investigatory, corrective or remedial obligation of the Company under any Environmental Law, (iii) the Company and its Subsidiaries have not disposed of or arranged for the disposal of any Hazardous Substances at any property in violation of or so as to give rise to any Liability (contingent or otherwise) or any investigatory, corrective or remedial obligation of the Company under any Environmental Law, (iv) neither the Company nor the Shareholder Parties have received any written notice, demand, letter request for information or claim alleging that the Company is or may be in violation of or liable or potentially responsible under any Environmental Law, (v) there are no underground storage tanks at any facility or property owned or operated by the Company, (vi) neither the Company nor any of its Subsidiaries has expressly assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other person relating to Environmental Law; and (vii) the Company has made available to Parent all environmental audits, reports and other material environmental documents relating to the Company's, its Subsidiaries, or their respective Affiliates or predecessors' past or current properties, facilities or operations which are in its possession or under its reasonable control.

          (b)__As used herein, the term "ENVIRONMENTAL LAW" means any international, national, regional, federal, state, municipal or local law, regulation, order, judgement, decree or common law or other requirements of any Governmental Entity, as in effect prior to, on or after the date hereof relating to the protection of the environment (including, without limitation, natural resources) or workplace or human health or safety, including the manufacture, introduction into commerce, export, import, handling, use, presence, disposal or release of any Hazardous Substance.

          (c)__As used herein, the term "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous waste, acutely hazardous waste, radioactive waste, infectious waste, toxic substance or hazardous substance or other material, substance or waste with respect to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

          (d)__The Shareholder Parties' and the Company's representations and warranties regarding environmental matters are limited to those contained in this Section 2.11.

Section 2.12.  INTELLECTUAL PROPERTY.
          (a)__Schedule 2.12 lists or describes all patents, registered copyrights and trademarks and applications therefor and material unregistered trademarks used in the conduct of the Business as of the date hereof and all material license agreements pursuant to which the Company is licensee in respect of any patents, trademarks or other Intellectual Property (as defined below) used in the conduct of the Business as of the date hereof. The Company owns or has the right to use all Intellectual Property as is necessary to conduct its business substantially in the same manner as currently conducted; none of the Shareholder Parties, the Company or any Subsidiary has received written notice from any third party regarding any actual or potential infringement by the Company or any Subsidiary of any Intellectual Property of any third party or written notice from any third party regarding any assertion or claim challenging the validity of any such Intellectual Property; the current conduct of the Business does not, to the Knowledge of the Company, conflict with any Intellectual Property of any third party; and, to the Knowledge of the Company, no third party is infringing the Intellectual Property of the Company.

          (b)__As used herein, the term "INTELLECTUAL PROPERTY" includes all patents, registered and unregistered trademarks, trade names, copyrights, service marks and registrations and applications therefor, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all available documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

          (c)__The Shareholder Parties' representations and warranties regarding Intellectual Property and Intellectual Property matters are limited to those contained in this Section 2.12.

Section 2.13.  EMPLOYEE BENEFIT PLANS.
          (a)__Schedule 2.13(a) contains a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs and agreements, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company, or to which the Company is a party for the benefit of any current or former employee of the Company (together, the "EMPLOYEE PLANS").

          (b)__The Shareholder Parties or the Company have delivered or made available to the Parent accurate and complete copies of the following with respect to the

Employee Plans, to the extent applicable:
(i) plan documents and amendments thereto, (ii) summary plan descriptions, (iii) trust documents, insurance contracts and other funding instruments, (iv) the most recently prepared financial statement and actuarial report, (v) the most recently filed annual report and (vi) determination letters received from the Internal Revenue Service.

          (c)__All Employee Plans have been administered and operated in compliance in all material respects with the requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") and all other applicable Laws. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and such determination letter has not been revoked. There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA involving any of the Employee Plans that could subject the Company to any material penalties or taxes.

          (d)__Except as set forth on Schedule 2.13(d):

     (i)The Company has made all contributions under the Employee Plans required to be made under the terms of such plans and applicable law, including the payment of premiums required to be made to the PBGC, other insurance premiums and in the case of all Employee Plans that are pension plans within the meaning of Section 3(2) of ERISA, all employee contributions have been remitted to the appropriate trusts or accounts on a timely basis.

     (ii)Each Employee Plan that is subject to the minimum funding requirements of Section 412 of the Code is in compliance with such requirements, and no Employee Plan has a minimum funding variance or waiver under Section 412(d) of the Code.

     (iii)Neither the Company, its subsidiaries, nor any trade or business that, together with the Company or any of its subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA AFFILIATE") has any liability under Title IV of ERISA including, without limitation, with respect to previously terminated Employee Plans (other than for the payment of premiums to the Pension Benefit Guaranty Corporation) and, to the Best Knowledge of the Company, no condition exists that presents a material risk to the Company of incurring any liability under such Title.

     (iv)Neither the Company nor any of its subsidiaries participates in any multiemployer plan (as defined in Section 3(37) of ERISA), nor has the Company, its subsidiaries or any ERISA Affiliate incurred any withdrawal liability to a multiemployer plan that has not been satisfied in full.
          (e)__Except as set forth on Schedule 2.13(e), no actual or, to the Knowledge of the Company, threatened disputes, lawsuits, claims
(other than routine claims for benefits), investigations or audits by any person or Governmental Entity have been filed or, to the Knowledge of the Company, are pending with respect to the Employee Plans or the Company in connection with any Employee Plan or the fiduciaries or administrators thereof.

          (f)__Except as set forth in Schedule 2.13(f), there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

          (g)__No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Employee Plan, within the last three years, for which the notice requirement has not been waived under
Section 4043 of ERISA or the regulations thereunder, other than as a result of the transactions contemplated herein.

          (h)__The Company and its ERISA Affiliates have neither made nor agreed to make, nor are required to make (other than to bring any Employee Plan into compliance with ERISA or the Code) any changes in benefits that would substantially increase the costs of maintaining any of the Employee Plans.

          (i)__No Employee Plan currently maintained by the Company is or was a "multiple employer plan" (within the meaning of section 413 of the Code).

          (j)__To the Knowledge of the Company, with respect to any Employee Plan, there has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to or could be reasonably expected to give rise to any fines, penalties or related charges under ERISA or the Code for which the Company could be liable, except as would not be reasonably likely to have a Material Adverse Effect.

          (k)__The present value of all accrued benefits (whether or not vested) under each Employee Plan subject to Title IV of ERISA do not exceed, and will not exceed, as of the Closing Date, the then current fair market value of the assets of such Employee Plan (for purposes of determining the present value of accrued benefits under the Employee Plans, the actuarial assumptions and methods used under each Employee Plan for the most recent plan valuation date shall be used).

Section 2.14.  Employees and Labor Relations.
Except as set forth on Schedule 2.14, there is (i) no unfair labor practice, grievance or labor arbitration proceeding pending, or to the Best Knowledge of the Company, threatened against the Company relating to the Business, (ii) no strike, labor dispute, slowdown, work stoppage, picketing, boycott or other labor dispute pending or threatened against the Business (other than grievances in the ordinary course) and (iii) no dispute as to union representational status with regard to the employees of the Business. To the Best Knowledge of the Company, the Company is in compliance in all material respects with all applicable Laws regarding employment, employment practices, terms and conditions of employment, the retention of independent contractors and leased employees, equal employment opportunity, collective bargaining, wages, hours and withholding.

Section 2.15.  TAXES.
          (a)__Except as set forth in Schedule 2.15, (i) the Company and each Subsidiary has timely filed (taking into account extensions) all Tax Returns (as hereinafter defined) required to have been filed under applicable Laws and such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes (as hereinafter defined), including, without limitation, any Taxes shown to be due on such Tax Returns, that are required to have been paid have been timely paid; (iii) no deficiency for any amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any Subsidiary that has not been settled or paid; (iv) neither the Company nor any Subsidiary has requested an extension of time in which to file a Tax Return otherwise currently due and neither the Company nor any Subsidiary has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (v) there are no audits, examinations, lawsuits or other administrative or judicial proceedings relating to Taxes of the Company or any Subsidiary and neither the Company nor any Subsidiary has been notified in writing by any taxing authority (x) that any issues have been raised with respect to any Tax Return, or (y) that they intend to perform an audit with respect to any Tax Return; and (vi) the Company and each Subsidiary have complied with all applicable Laws relating to withholding and payment of Taxes.

          (b)__Schedule 2.15 lists all income Tax Returns filed with respect to the Company and any Subsidiaries for tax periods ended on or after December 31, 1996.

          (c)__Except as set forth in Schedule 2.15, (i) the Company is not and has never been a party to any tax sharing, tax indemnity or similar agreements; (ii) the Company has no liability for Taxes of any other Person under Treasury regulations section 1.1502-6, as a transferee or successor, by contract or otherwise; and (iii) there are no requests for rulings or determinations relating to the Company pending with any taxing authority;

          (d)__Neither the Company nor any of its Subsidiaries (A) is treated as or has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code or (B) is, or has been, a "personal holding company" within the meaning of Section 542 of the Code;

          (e)__Except as set forth in Schedule 2.15, neither the Company nor any of its Subsidiaries has agreed to or has been required to make any adjustments or changes to its accounting methods that would give rise to an adjustment pursuant to Section 481 of the Code either on, before or after the Closing Date, and the Internal Revenue Service has not proposed in writing any such adjustments or changes in the accounting methods of the Company or any of its Subsidiaries;

          (f)__Except as set forth in Schedule 2.15, no written claim has ever been made by any taxing authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; and

          (g)__For the purposes hereof, (i) the term "TAX" means any income, gross receipts, profits, capital stock, franchise, unemployment, property, ad valorem, stamp, excise, occupation, sales, use, transfer, import, export, value added, employment, social security or other similar tax imposed by any domestic or foreign taxing authority, and any interest or penalties in respect of the foregoing; and (ii) the term "TAX RETURN" means any report, statement, declaration or document with respect to Taxes.

Section 2.16.  MATERIAL CONTRACTS.
          (a)__Schedule 2.16 lists the following notes, leases, licenses, contracts or binding agreements (as used in this Section 2.16, "CONTRACTS") to which the Company, as of the date of this Agreement, is a party or is bound:

     (i)each contract relating to the borrowing of money, guarantee of obligations of others or to the mortgaging, pledging or otherwise placing an encumbrance or Lien on any asset or group of assets of the Company or any Subsidiary in each case in an amount exceeding $50,000 and which is not reflected in the December Balance Sheet;

     (ii)each contract that materially limits the freedom of the Company to compete in its lines of business or with any person or in any geographical area or otherwise to conduct its business as presently conducted;

     (iii)each collective bargaining or union contract;

     (iv)each contract for the purchase of capital equipment, materials or supplies, except those contracts terminable without material penalty on 30 or fewer days' notice and those involving payment of less than $100,000 per year;

     (v)each contract for the acquisition or disposition of material assets, other than in the ordinary course of business;

     (vi)each contract relating to the leasing of material real property;

     (vii)each contract with any health maintenance organization or other healthcare provider involving the annual payment of at least $25,000;

     (viii)each contract which involves the receipt or payment of more than $50,000 per year, except for customer purchase orders and raw material purchase orders and those contracts terminable without material penalty on 30 or fewer days' notice;

     (ix)each employment agreement or other contract for the employment of any officer, director or employee or other person, whether on a full-time, part-time, consulting or other basis;

     (x)each contract or agreement with any current officer, director, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the

Securities Exchange Act of 1934, as amended) of the Company not otherwise listed in response to any other clause of this Section 2.16(a);

     (xi)each contract for the lending or investing of funds of the Company (other than funds under Employee Plans); and

     (xii)each other contract not in the ordinary course of business which could reasonably be determined to be material to the Business.

          (b)__The Company is not (and, to the Knowledge of the Company, nor is any other party) in breach or default in any material respect, and no event has occurred which would constitute (with or without due notice or lapse of time or both) a breach or default in any material respect, or give rise to any right of termination, cancellation or acceleration, under any contract listed in Schedule 2.16 and each such contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, enforceable against such persons in accordance with its terms.

Section 2.17.  Suppliers, Distributors and Customers.
Schedule 2.17 sets forth a listing of each of the entities which are, calculated on the basis of payments made by or payments received by the Company for the 12-month period ended December 31, 1999,
(A) the five largest (by dollar volume) raw material suppliers of the Company, (B) the five largest (by dollar volume) distributors of the Company and (C) the five largest (by dollar volume) customers of the Company. Except as set forth in Schedule 2.17, since the date of the December Balance Sheet, no supplier, distributor or customer that is listed in Schedule 2.17 has stopped or materially decreased, or has given notice to the Company that it will stop or materially decrease, the rate of business done with the Company, whether as a result of the transactions contemplated hereby or otherwise (it being understood that no assurance is given that any such supplier, distributor or customer will continue to do business with the Company or that the rate of such business will not decrease). The Company believes that its relationship with the customers listed in Schedule 2.17 is generally good and, except as indicated in Schedule 2.17, that no material disagreement or dispute exists between the Company and any such customer.

Section 2.18.  Assets Necessary to Business.
The assets and properties of the Company include all of the assets and properties necessary for the conduct of the Business in substantially the manner as it is currently conducted.

Section 2.19.  Tangible Personal Property.
Except (a) with respect to the Owned Real Property and the Leased
Real Property (which are the subject of Section 2.20), (b) as listed or described on Schedule 2.19, and (c) for assets sold in the ordinary course of business since the date of the December Balance Sheet, the Company owns all material tangible assets reflected on the December
Balance Sheet as owned by the Company or thereafter purchased or acquired by the Company, free and clear of all Liens except for (i) Liens that are listed or described on Schedule 2.19, (ii) mechanics', carriers', workers', repairmen's, landlord's, warehouse or other Liens arising or incurred in the ordinary course of business of the Business securing amounts that are not delinquent, (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are listed or described on any Schedule, and (iv) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Business as presently conducted. (The items referred to in clauses (i) through (iv) of the immediately preceding sentence being "PERMITTED LIENS.")

Section 2.20.  Real Property.
Schedule 2.20 lists all real property owned in fee by the Company (the "OWNED REAL PROPERTY") or leased by the Company (the "LEASED REAL
PROPERTY" and, together with the Owned Real Property, collectively, the "REAL PROPERTY").

          (a)__The Company has title to the Owned Real Property and title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein, as listed on Schedule 2.20), free and clear of all Liens other than (i) Liens listed or described on Schedule 2.20, (ii) Permitted Liens, and (iii) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the continued use of the property subject thereto in the Business as presently conducted. The leases and subleases related to the Leased Real Property are valid and subsisting leases or subleases which are in full force and effect.

          (b)__With respect to the Real Property, except as set forth on
Schedule 2.20:

     (i)no portion of any Owned Real Property and, to the Best Knowledge of the Company, no portion of any Leased Real Property is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority and there is no threatened condemnation or proceeding with respect thereto;

     (ii)the Company is the owner and holder of all the leasehold estates purported to be granted by the leases relating to the Leased Real
Property and each lease is in full force and effect and constitutes a valid and binding obligation of the Company;

     (iii)no notice of any increase in the assessed valuation of any Owned Real Property and no notice of any contemplated special assessment in respect of any Owned Real Property has been received by the Company since December 31, 1999;

     (iv)there are no contracts, written or oral, to which the Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property; and

     (v)there are no parties (other than the Company or their lessees disclosed pursuant to paragraph (iii) above) in possession of the Real Property.

Section 2.21.  Insurance.
Schedule 2.21 sets forth a true and complete list of all policies of insurance held or maintained by the Company (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). All such insurance policies are in full force and effect and the Company has not received any notice of cancellation with respect thereto. The Company has maintained such or similar types of insurance coverage at all times during the last three years. With respect to each policy of insurance listed on Schedule 2.21: (i) all premiums due through the date of this Agreement with respect thereto are currently paid and are not subject to adjustment other than as a result of normal policy year audits, and, to the Knowledge of the Company, no Person is in default in any respect with respect to its obligations under any such policy, and to the Best Knowledge of the Company, no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy or relieve the insurer under any such policy of its obligations to satisfy in full any claim thereunder and (ii) the Company has not received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof.

Section 2.22.  Related Party Transactions.
          (a)__Except for (i) arrangements or relationships contemplated by this Agreement, (ii) arrangements or relationships between the Company and Shareholder Parties who are or were employees, officers or directors of the Company pursuant to contracts, agreements and Employee Plans referred to herein (including the Stock Option Plan) or listed in any of the Schedules hereto, (iii) service by employees in such capacity in the ordinary course of business, (iv) service by certain of the Shareholder Parties as officers of the Company and/or on the Board of Directors of the Company, and (v) indebtedness to the Company of Michael (and Susanne) deMilt in the principal amount of $42,359.47 (the "DEMILT RECEIVABLE") and of William Herdrich in the principal amount of $206,025.33 (the "HERDRICH RECEIVABLE"), no employee, officer, director or Shareholder or any person controlled by, controlling or under common control with, or related by blood or marriage to, any employee, officer, director or Shareholder (each an "AFFILIATE") has engaged or been involved in any material business arrangement or relationship with the Company within the last 12 months and none of employees, officers, directors or Shareholders of the Company or any of their respective Affiliates owns any material asset, tangible or intangible, which is used in the business of the Company.

          (b)__Except as set forth on Schedule 2.22, there are no vehicles, boats, aircraft, apartments or other residential or recreational properties or facilities owned or operated by the Company for executive, administrative or sales purposes or any social club memberships owned or paid for by the Company or any Subsidiary.

Section 2.23.  Accounts and Notes Receivable.
All accounts receivable and notes receivable owing to the Company represent valid and enforceable claims arising from bona fide transactions made in the ordinary course of business. Except as set forth on Schedule 2.23, as of May 1, 2000, there is (i) no account debtor or note debtor delinquent

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
in its payment by more than 90 days, (ii) no account debtor or note debtor has refused or, to the Knowledge of the Company, threatened to refuse to pay its obligations for any reason,
(iii) to the Knowledge of the Company, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable pledged to any third party by the Company.

Section 2.24.  Disclosure.
The representations and warranties of the Company and the Shareholder Parties contained in this Agreement, including the Schedules hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, in light of the circumstances under which it is made, not misleading.

Section 2.25.  Brokers.
No broker, investment banker, financial advisor or other person, other than Schroder & Co. Inc. ("SCHRODERS"), the fees and expenses of which are the obligation of the Company and, subject to the provisions of
Section 8.12, will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Shareholder Party.

                               ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

     Subject to the terms and conditions of this Agreement, the Parent and Merger Sub, jointly and separately, represent and warrant to the Company and the Shareholders as follows:

Section 3.1.  Organization and Authority of Parent and Merger Sub.
Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the transactions contemplated by this Agreement and the Related Documents. The execution, delivery and performance of this Agreement and the Related Documents by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no other corporate proceedings on the part of either the Parent or Merger Sub are necessary to authorize this Agreement or the Related Documents or for the Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the Related Documents. This Agreement and the Related Documents have been duly and validly executed and delivered by each of the Parent and Merger Sub and constitute legal, valid and binding obligations of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or general principles of equity.

Section 3.2.  No Violation.
Neither the execution, delivery or performance of this Agreement or the Related Documents by the Parent or Merger Sub nor the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement or the Related Documents nor compliance by the Parent or Merger Sub with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificates of incorporation or by-laws (or similar governing instrument or organizational document) of the Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, lease, license contract or agreement to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Parent or Merger Sub.

Section 3.3.  Consents and Approvals.
No filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for execution, delivery or performance by the Parent or Merger Sub of this Agreement, except (i) for the filing of the Certificate of Merger, (ii) for the applicable requirements of the HSR Act, or (iii) as a result of facts or circumstances particular to the Shareholder Parties or the Company.

Section 3.4.  Investment.
Parent is acquiring the capital stock of the Surviving
Corporation solely for the purpose of investment and not with a view to any resale or distribution thereof in violation of any applicable securities Law.

Section 3.5.  Legal Proceedings.
There is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Parent or Merger Sub, threatened against the Parent or Merger Sub affecting, or which may affect, the Parent's or Merger Sub's ability to perform its obligations under this Agreement.

Section 3.6.  Solvency, Etc.
Neither the Parent nor Merger Sub is, and after giving effect to the financing obligations undertaken in connection with this Agreement and to the transactions contemplated hereby, including the payment of the Aggregate Merger Consideration, none of the Parent, Merger Sub or the Surviving Corporation will be, insolvent, left with unreasonably small or impaired capital or indebted beyond its ability to pay such debts as they mature.

Section 3.7.  Brokers.
No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub or any Subsidiary or Affiliate of the Parent or Merger Sub.

                               ARTICLE IV

                                COVENANTS

Section 4.1.  CONDUCT OF THE BUSINESS.
          (a)__During the period from the date hereof to the Closing, the Company shall, except as otherwise expressly provided in this Agreement, operate only in the ordinary course of business, consistent with past custom and practice (including the collection of receivables, the payment of payables and the maintenance of supplies). The Company shall use all commercially reasonable efforts to preserve intact the present organization of the Business, keep available the services of officers and directors, and preserve the Company's relationships with customers, suppliers and others having significant business dealings with the Business.

          (b)__During the period from the date hereof to the Closing, the Company shall use commercially reasonable efforts to maintain the assets of the Company in customary repair, order and condition, maintain insurance reasonably comparable to that in effect on the date of the December Balance Sheet, replace in accordance with past practice inoperable or worn out assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if the Parent or Merger Sub agrees, cause the Company or such Subsidiary to retain such insurance or condemnation proceeds.

          (c)__The Company will promptly inform the Parent in writing of any variances from the representations and warranties contained in
Section 2 of which the Company becomes aware between the date hereof and the Closing Date.
          (d)__Without limiting the generality of the foregoing, and except as set forth in Schedule 4.1 or as otherwise expressly provided in this Agreement, from the date of this Agreement to the Closing, the Company shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld or delayed):

     (i)amend or propose to amend its certificate of incorporation or by-laws (or other similar organizational documents);

     (ii)except for the issuance of Company Common Stock upon the exercise of options granted under the Stock Option Plan, issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of any shares of capital stock of the Company, or any securities convertible into, or exchangeable for, any such shares, or rights, warrants or options to acquire any such shares of capital stock or other convertible securities or propose any change in its equity capitalization;

     (iii)other than as contemplated in Section 4.4, (w) make any payment directly or indirectly to any Shareholder other than in such Shareholder's capacity as an employee, officer or director of the Company, (x) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, (y) redeem, repurchase or otherwise acquire any of its securities, other than as contemplated in
Section 4.4, or (z) split, combine or reclassify any of its capital stock;

     (iv)acquire or dispose of any material assets, securities, rights or other properties or interests unless in the ordinary course of business consistent with past practice;

     (v)other than in the ordinary course of business or to fund any payment to be made as contemplated in Section 4.4, (x) incur or assume any material indebtedness or issue or sell any debt securities or rights to acquire any debt securities, (y) assume, guarantee, endorse or otherwise become liable for the obligations of any other person or (z) make any loans, advances or capital contributions to, or investments in, any other person;

     (vi)enter into, adopt, amend or terminate any employee benefit plan, increase the compensation or fringe benefits of any officer or employee of the Company or pay any benefit not required by any existing plan, except in the ordinary course of business or as may be required by applicable law or existing contractual arrangements or as necessary to carry out this Agreement (including Section 4.4);

     (vii)enter into or amend any employment or severance agreement with any employee, adopt, enter into or amend any collective bargaining agreement, except in the ordinary course of business or as may be required by applicable Law or existing contractual arrangements;

     (viii)enter into, amend, accelerate or terminate any contract except in the ordinary course of business or as contemplated by this Agreement;

     (ix)engage in any transactions with Affiliates other than in the ordinary course of business;

     (x)make any Tax elections or settle or compromise any Tax Liability;

     (xi)other than as contemplated under this Agreement and the Related Documents, create, establish or acquire any Subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

     (xii)delay or postpone the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice; or

       (xiii)other than in the ordinary course of business, take or cause to be taken any action which is designed or intended to have the effect of discouraging customers, employees, suppliers, lessors and other associates of the Company from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

Section 4.2.  Access to Information by Parent.
          (a)__Prior to the Closing, the Company shall, upon reasonable notice, afford to the officers, employees, accountants, counsel and other representatives of the Parent (i) reasonable access during normal business hours to executive personnel of the Company and to all properties, books, records (including tax returns filed and those in preparation) of the Company relating to the Business, and furnish promptly to the Parent all information concerning the business, properties and personnel of the Business as the Parent may reasonably request, (ii) full access to the audit work papers and other records of the independent certified public accountants of the Company, (iii) the opportunity to review such financial and operating data and other information with respect to the Business as the Parent or Merger Sub may from time to time reasonably request and (iv) access to the customers of the Company under mutually agreeable circumstances. All such information shall be kept confidential pursuant to the Confidentiality Agreement dated September 29, 1999 between the Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

          (b)__Notwithstanding the foregoing, neither the Company nor the Shareholder Parties shall be required to disclose, or cause the disclosure of, any information with respect to which the Company or the Shareholder Parties, as the case may be, reasonably believe may violate applicable law.

Section 4.3.  REASONABLE EFFORTS.
          (a)__Upon the terms and subject to the conditions of this Agreement (including, without limitation, Section 4.3(c)), each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Entity, including making the filings pursuant to the HSR Act within 10 business days of the date hereof, and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and as reasonably necessary provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

          (b)__Each party hereto shall promptly inform the others of any communication from any Government Entity regarding any of the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          (c)__Parent, the Company and the Shareholder Parties agree and acknowledge that they each shall use their commercially reasonable efforts to obtain any required clearances under any antitrust law (including, without limitation, the HSR Act) and the Parent will pay and be responsible for all filing fees payable in connection therewith. The Parent, the Company and the Shareholder Parties shall promptly take all commercially reasonable actions to avoid and eliminate any impediment, and to secure any required clearances, under any antitrust law to the consummation of the transactions contemplated hereby, it being understood that such action shall not include any sale or divestiture of any business or assets. The Parent, the Company and the Shareholder Parties shall use commercially reasonable efforts to prevent the entry of any order or injunction that would prevent or delay the consummation of the transactions contemplated hereby and, if any such order or injunction is issued, take all steps, including the appeal thereof, the posting of a bond or the steps contemplated by the immediately preceding sentence, to vacate, modify or suspend such injunction as to permit the consummation of the transactions contemplated hereby as promptly as practicable.

Section 4.4.  Stock Options.
Each outstanding stock option pursuant to the Stock Option Plan
(each, a "STOCK OPTION") shall be cancelled prior to Closing, and each holder of any Stock Option, whether or not then vested or exercisable, shall be paid by the Company for each such Stock Option an amount in cash (less any required tax withholdings) determined by multiplying (i) the excess, if any, of the Fair Market Value Per Share (as hereinafter defined) over the applicable exercise price of such Stock Option by (ii) the number of shares of Company Common Stock subject to such Stock Option. For the purposes hereof, "FAIR MARKET VALUE PER SHARE" shall mean the fair value of such shares, on a fully diluted basis, as determined by the Board of Directors as contemplated by the Stock Option Plan.

Section 4.5.  Collective Bargaining Agreement.
Parent agrees that, as of the Closing Date, it shall cause the Surviving Corporation to (i) recognize USWA Local 6967, as the exclusive collective bargaining representative of the Surviving Corporation's bargaining unit employees, and (ii) honor in accordance with its terms the collective bargaining agreement dated April 21, 1997 between USWA Local 6967 and the Company.

Section 4.6.  Access to Records by Shareholders.
Parent and Company agree that, from and after the Closing for a period of six years, the Shareholder Party Representatives and their attorneys, agents, accountants and designees may have such reasonable access to the books and records of the Business and such right to make copies thereof as the Shareholder Party Representatives and their attorneys, agents, accountants and designees may reasonably deem necessary. Any such examination shall be performed at the place where such books and records are regularly maintained, shall be conducted during normal business hours, and shall be done in a reasonable manner so as to minimize the disruption and interference with normal business activities. Such access shall extend only insofar as such books and records relate to the Shareholders or events arising on or prior to the Closing Date with respect to the Business or the Shareholders. Parent shall ensure that no such books and records are destroyed for a period of at least six years from the Closing Date. After such six-year period, at least 90 calendar days' prior written notice to such effect shall be given to the Shareholder Representatives, who shall be given an opportunity during such 90-day period, at their own cost and expense, to remove and retain all or any part of such books and records they may select.

Section 4.7.  CERTAIN LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.
          (a)__Each of the parties hereby acknowledges and agrees that no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, including, without limitation, the Information Memorandum prepared by the Company and Schroders, as financial advisor to the Company, any information provided to the Parent or Merger Sub pursuant to any presentation by or on behalf of the Shareholder Parties, the Company or Schroders in connection with the transactions contemplated herein or any financial projection or forecast delivered to the Parent or Merger Sub with respect to the revenues or profitability which may arise from the operation of the Business after the Closing Date, other than this Agreement (including the Schedules and Exhibits hereto). With respect to any projection or forecast delivered by or on behalf of Schroders, the Company or any of the Shareholder Parties to the Parent or Merger Sub, each of the Parent and Merger Sub acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, and (C) Parent is acquiring the Business as a going concern, and has prepared its own financial forecasts for the Business.

          (b)__Except as expressly stated herein, in the Related
Documents and in the Schedules hereto, neither the Company nor any of the Shareholder Parties makes any representations or warranties with respect to the Business, the Company Common Stock, or the transactions contemplated hereby or the events giving rise thereto.

          (c)__Notwithstanding any other provision hereof, (i) the inclusion of an item in a Schedule will not be deemed an admission that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect and (ii) the representations and warranties made in this Agreement by the Shareholder Parties and the Company will be deemed for all purposes to be qualified by the disclosures made in the Schedules, it being understood that any disclosure made on a Schedule shall be deemed to be included on any other
Schedule if such disclosure could reasonably be expected to be pertinent to the representation and warranty to which such other Schedule relates.

Section 4.8.  Supplemental Schedules.
The Shareholder Parties may (but will not be required to), from time to time prior to two days before the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule, including, without limitation, one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained; PROVIDED, HOWEVER, that subject to the following sentence, no such supplement or amendment will affect the rights or obligations of the parties to this Agreement. Notwithstanding any other provision hereof, no such supplement or amendment will affect the Parent's or Merger Sub's right not to complete the transactions contemplated hereby in the circumstances specified in Section 5.2(a) or otherwise under this Agreement, but, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes (including, without limitation, Article VII) any breach of any representation, warranty or covenant which would have existed by reason of the Shareholder Parties' not having made such supplement or amendment.

Section 4.9.  Guarantee by Parent.
The Parent hereby unconditionally guarantees the full and timely performance by Merger Sub, and from and after the Effective Time by the Surviving Corporation, of all of Merger Sub's and Surviving Corporation's respective obligations under this Agreement (including the obligation to pay the Per Share Merger Consideration) and hereby irrevocably waives all suretyship defenses (other than satisfaction and payment) that otherwise may now or in the future be available to the Parent in connection therewith. Without limiting the generality or effect of the foregoing, the Parent will cause Merger Sub, and from and after the Effective Time, the Surviving Corporation, (a) to perform in accordance with the terms of this Agreement all covenants to be performed by Merger Sub or the Surviving Corporation, as the case may be, and (b) to have cash on hand and other capital resources sufficient to discharge on a timely basis all of Merger Sub's and the Surviving Corporation's respective obligations hereunder.

Section 4.10.  Further Assurances.
From time to time after the Closing, without additional consideration, the parties will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

Section 4.11.  Certain Tax Matters.
          (A)__PREPARATION OF FINAL SEPARATE RETURN YEAR INCOME AND FRANCHISE TAX RETURNS, ETC.

          (i)Parent and the Shareholder Parties agree that, for U.S. federal income tax purposes, the current taxable year of the Company shall end on and as of the Closing Date (the "FINAL SEPARATE RETURN YEAR"). In the event, as to any state or local jurisdiction, an election or other action is required to be taken to terminate the Company's taxable year on the Closing Date, Parent shall (or shall cause the Company to) make such election or take such action.

          (ii)Parent shall cause the Company to prepare and shall timely file (A) all applicable Income and Franchise Tax Returns for the Company's Final Separate Return Year ("FINAL SEPARATE RETURN YEAR TAX RETURNS") and (B) as to any state or local jurisdiction that will not permit a Tax Return filed on the basis that the taxable year terminated on the Closing Date, all applicable Income and Franchise Tax Returns ("STRADDLE YEAR TAX RETURNS") for the taxable year of the Company that includes but does not end on the Closing Date (a "STRADDLE YEAR"), on a basis consistent with past practices of the Company and applicable law. At least forty-five (45) days prior to the due date for filing any such Tax Return (and prior to the filing of such Tax Return), Parent shall provide drafts of such Tax Returns as prepared by Parent and Company to the Shareholder Party Representatives for their review and comment. Further, in the case of any Straddle Year Tax Return, Parent shall set forth its proposed allocation of the total Taxes shown as due on the draft Tax Return for the Straddle Year between the period ended on the Closing Date (for which the Shareholders shall be accountable) and the period following the Closing Date (for which Parent and the Company shall be accountable). Such allocation shall be a specific allocation, so as to reflect, as nearly as possible, the outcome had the Company's taxable year in fact ended on the Closing Date. If the Shareholder Party Representatives, within fifteen (15) days after delivery of such draft Tax Returns (and proposed allocation, if any), notify Parent that they object to any items in such draft Tax Returns (or proposed allocation), the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within ten (10) days of such notification, the disputed items shall be resolved by the Accounting Firm prior to the due date for filing such Tax Returns. Upon resolution of all disputed items, the affected Tax Returns shall be finalized on a basis reflecting such resolution, which shall be conclusive as between the parties. The costs, fees and expenses of the Accounting Firm shall be borne equally by Parent, on the one hand, and the Shareholders, on the other.

          (iii)If the sum of (A) the Income and Franchise Taxes for all Final Separate Return Years as reflected on the Final Separate Return
Year Tax Returns net of any estimated tax payments and other payments made within, or credits attributable to, the period ended on the Closing
Date in respect thereof, plus (B) the portion of any Income Taxes and Franchise Taxes in respect of Straddle Years as reflected on the Straddle Year Tax Returns determined to be allocable to the Shareholders net of any estimated tax payments and other payments made within, or credits attributable to, the period ended on the Closing Date in respect of Straddle Year Income and Franchise Taxes (such sum being referred to herein as the "ACTUAL UNPAID AMOUNT") is greater than the Estimated Tax Amount, such excess shall be treated as a decrease in Aggregate Merger Consideration and shall be paid out of the Escrow Holdback Account pursuant to Section 1.10(a), or, if no funds are available to be paid from such Account, then the Shareholders shall pay to Parent the amount by which the Actual Unpaid Amount exceeds the Estimated Tax Amount. If the Estimated Tax Amount exceeds the Actual Unpaid Amount (including by such amount as the Actual Unpaid Amount may be less than zero), then, pursuant to section 4.11(e), Parent shall pay to the Shareholders the amount by which the Estimated Tax Amount exceeds the Actual Unpaid
Amount. Such payment by the Shareholders or Parent, as the case may be, shall be made within 15 days after the timely filing of the last of the affected Tax Returns. In all events, the Shareholders shall have no responsibility for payment and remittal of the Taxes due with the Final Separate Return Year Tax Returns and the Straddle Year Tax Returns, which, to the contrary, solely shall be the responsibility of Parent and the Company, which Parent hereby covenants to discharge or cause to be discharged on a timely basis.

          (iv)Parent acknowledges and agrees that payments to employees of the Company pursuant to Section 4.4 are expected to give rise to significant deductions in respect of the Company's Final Separate Return Year (and the portion of the period ended on the Closing Date with respect to any Straddle Years) and that, without limitation of paragraph
(b) below, the Shareholders specifically bargained for the payment to them, as additional Purchase Price, of the amount of any refunds or setoffs of Taxes, as and when received (or, in the case of any setoffs, realized) by the Company subsequent to the Closing Date, attributable to a carryback of any net operating loss from the Final Separate Return Year (or any Straddle Year), relating to any such deductions allowable to the Company in respect of the exercise or cancellation of employee stock options and any other severance or change in control payments to existing or former employees of the Company (collectively, "COMPENSATION DEDUCTIONS") or relating to any other deductions reportable in the Final Separate Return Year Tax Returns, or in the case of any Straddle Year Tax Returns, properly allocable to the portion of the period ended on the Closing Date. Parent agrees, at the Shareholder's expense, to cause the Company to file such Tax Returns and refund claims on a timely basis as may be necessary to effectuate the foregoing, and, within 15 days after such refund is received (or such setoff is realized), pursuant to Section 4.11(e), shall make, or cause the Company to make, the payments to the Shareholders contemplated hereby; PROVIDED, that the Company shall withhold payment from any Shareholder not otherwise a Shareholder Party that has not agreed in writing to incur the obligations described in the second paragraph of Section 4.11(b), requiring the return to the Company of any amounts previously remitted to such party in respect of Refunds, if the Tax item to which the Refund relates is successfully challenged (a "NONRESPONSIVE SHAREHOLDER"), it being understood that any Shareholder who properly signs and submits a Letter of Transmittal as contemplated in the Escrow Agreement shall not be treated as a Nonresponsive Shareholder and shall agree to incur such obligation. Any such Tax Returns and refund claims shall be subject to review and comment by the Shareholder Party Representatives as set forth in subparagraph (ii) above.
Consistent with the foregoing, without duplication of Section 4.11(a)(iii) above, Parent further agrees to promptly remit to the Shareholders the amount of any reduction in Straddle Year Taxes, and other state and local Income and Franchise Taxes, for which Parent otherwise is accountable attributable solely to the actual use of the Compensation Deductions to offset income of the Company, the Parent or any Affiliate thereof, assuming that all other items of loss or expense are used to offset such income prior to the use of such Compensation Deductions.

          (b)__REMITTAL OF REFUNDS TO SHAREHOLDERS. Any refunds of Taxes (over and above those addressed in clause (iv) of subparagraph (a) above) of the Company (including interest paid thereon) for any taxable period (or portion thereof) ended on or before the Closing Date resulting from income, losses, deductions, credits or other tax items generated by the Company during taxable periods (or portions thereof) ended on or prior to the Closing Date and any amount that would have been so refunded but for its application by way of setoff or credit ("REFUND") that has not already been paid or credited to the Shareholders shall be for the account of the Shareholders and, pursuant to Section 4.11(e), Parent shall cause the Company to remit to the Shareholders the amount of any and all such Refunds within 15 days after the Refund is received (or otherwise applied); PROVIDED, that the Company may withhold payment to any Nonresponsive Shareholder. Parent shall cause the Company to file for and obtain any and all such Refunds that it shall have identified to be available (neither Parent nor the Company being under an affirmative obligation to identify any Refunds, however).

          In the event any refund, setoff, credit or reduction in respect of Taxes as to which the Company has made any payments to a Shareholder pursuant to this subparagraph (b) or subparagraph (a)(iv) above (a "COVERED REFUND") shall be challenged successfully by any taxing authority upon audit, each Shareholder so having previously received any payments in respect thereof shall be obligated to repay the Company the amounts previously remitted to him in respect thereof; PROVIDED, HOWEVER, that such Shareholder (through the Shareholder Party Representatives) shall have been given the opportunity to contest the taxing authority's proposed denial of the Covered Refund pursuant to Section 7.8 hereof, treating such Shareholder as an "Indemnifying Party" and the Company as an "Indemnified Party" for such purpose.

          (c)__AMENDED RETURNS. Unless otherwise required by law, neither Parent nor the Company shall file any amended Tax Return relating to a taxable period of the Company ended on or before, or that includes, the Closing Date without the prior written consent of the Shareholder Party Representatives.

          (d)__PREPARATION OF 1999 INCOME AND FRANCHISE TAX RETURNS, ETC. With respect to any federal, state and local Income and Franchise Tax Returns of the Company for the year ended December 31, 1999 that have not been filed by the Closing Date ("POST-CLOSING 1999 RETURNS"), Parent shall cause the Company to prepare and shall timely file such Tax Returns, on a basis consistent with past practices of the Company and applicable law. At least forty-five (45) days prior to the final due date (with extensions) for filing any such Post-Closing 1999 Returns (and prior to the filing of any such Post-Closing 1999 Returns) Parent shall provide drafts of such Tax Returns as prepared by Parent and Company to the Shareholder Party Representatives for their review and comment. If the Shareholder Party Representatives, within fifteen (15) days after delivery of such draft Tax Returns, notify Parent that they object to any items in such draft Tax Returns, the parties shall proceed in good faith to resolve the disputed items and, if they are unable to do so within ten (10) days of such notification, the disputed items shall be resolved by the Accounting Firm prior to such due date for filing such Tax Returns. Upon resolution of all disputed items, the affected Post-Closing 1999 Returns shall be finalized on a basis reflecting such resolution, which shall be conclusive as between the parties. To the extent that the sum of (i) estimated taxes paid by the Company with respect to the Post-Closing 1999 Returns, (ii) payments made by the Company upon filing any extensions relating to such Tax Returns (excluding any such payments made after the Closing Date) and
(iii) amounts of overpayments from prior tax years applied to such Tax Returns (the sum of (i), (ii) and (iii), the "CREDITED PREPAYMENTS") exceeds the actual Tax liability for the taxable year as reflected on the Post-Closing 1999 Returns (the "ACTUAL TAX LIABILITY"), pursuant to
Section 4.11(e),

Parent shall pay such excess to the Shareholders within fifteen (15) days after the timely filing of the last of such Tax Returns. If the Actual Tax Liability exceeds the Credited Prepayments, such excess shall be a set off against any amounts owed by Parent to the Shareholders pursuant to Section 4.11(a)(iii) or (iv), and, to the extent not so used, shall be treated as a decrease in Aggregate Merger Consideration and shall be paid out of the Escrow Holdback Account pursuant to Section 1.10(a), or, if no funds are available to be paid from such Account, the Shareholders shall pay such excess to Parent within fifteen (15) days after the timely filing of the last of the Separate Return Year Tax Returns and Straddle Year Tax Returns. In all events, the Shareholders shall have no responsibility for payment and remittal of the Taxes due with the Post-Closing 1999 Returns, which, to the contrary, solely shall be the responsibility of Parent and the Company, which Parent hereby covenants to discharge or cause to be discharged on a timely basis. The costs, fees and expenses of the Accounting Firm shall be borne equally by Parent, on the one hand, and the Shareholders, on the other.

          (e)__PAYMENTS BY PARENT OR THE COMPANY. Any payments to be made by Parent or the Company to the Shareholders pursuant to this
Section 4.11 shall be made directly to the Escrow Agent, as contemplated in Section 2(d) of the Escrow Agreement, for the purpose of remittal to the Shareholders pursuant to Section 8 of the Escrow Agreement.

          (f)__FILING EXPENSES. All out-of-pocket expenses incurred in filing (i) Final Separate Return Year Tax Returns, (ii) Post-Closing 1999 Returns and (iii) any tax return, claim for a refund or other tax filing for tax benefits or tax refunds to be paid to the Shareholders, and one-half of the out-of-pocket expenses incurred in filing Straddle Year Tax Returns, shall be borne by the Shareholders.

Section 4.12.  Termination of Affiliate Transactions.
The Company and each Shareholder Party agrees that, effective as of the Closing and without any further action by the Company, the Surviving Corporation or any Shareholder, the Company and the Surviving Corporation shall be released from any and all obligations and liabilities under agreements, business arrangements or other relationships with such Shareholder Party and its Affiliates entered into prior to the Closing, except for obligations and liabilities under this Agreement and the Related Documents, obligations to the Shareholder Parties in their capacities as employees (including under Benefit Plans) or as officers or directors (including indemnification obligations), obligations to Shareholder Parties under the agreements contemplated by Sections 5.2(p) and 5.2(q) and arrangements set forth on Schedule 4.12, and all such agreements, business arrangements and other relationships so released shall have no further force or effect.

Section 4.13.  Notice of Prospective Breach.
Each party shall promptly notify the other parties in writing (it being understood that notification to or from the Shareholder Parties shall be accomplished by notification to or from the Shareholder Party Representatives) upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time or (ii) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 4.14.  Release.
          (a)__Each Shareholder Party hereby irrevocably releases and forever discharges the Company (for the benefit of the Surviving Corporation and its shareholders), effective from and after the Effective Time, of and from all manner of actions, causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands whatsoever, in law or in equity which against the Company such Shareholder Party ever had, now has or which it hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the Closing (unless occasioned by fraud or willful misconduct or gross negligence); PROVIDED, HOWEVER, that the foregoing provisions shall not apply to obligations and liabilities under this Agreement and the Related Documents, obligations to the Shareholder Parties in their capacities as employees (including under Benefit Plans) or as officers or directors (including indemnification obligations), obligations to Shareholder Parties under the agreements contemplated by Sections 5.2(p) and 5.2(q) and arrangements set forth on Schedule 4.12.

          (b)__Each Shareholder Party specifically represents and warrants to the Company that such Shareholder Party has not assigned any claim to be released as set forth in paragraph (a) above, and agrees to indemnify and hold harmless the Company from and against any and all losses or damages arising from or in any way related to (i) any such assignment, and (ii) any action by any third party arising from or in any way related to the relationship among such Shareholder Party and the Company which is the subject of this Section 4.14.

Section 4.15.  Disclosure of Information.
From and after the Closing, the Shareholder Parties shall not use or disclose to any Person any Confidential Information for any reason or purpose whatsoever, nor shall they make use of any of the Confidential Information for their own purposes or for the benefit of any Person except the Company, the Parent, Merger Sub, the Surviving Corporation or any Affiliate thereof; PROVIDED, HOWEVER, that the foregoing shall not be deemed to restrict or prohibit use or disclosure of any Confidential Information as required by law or judicial process or in connection with the enforcement, or otherwise to give effect to, the provisions of this Agreement and the Related Documents. As used in this Agreement, "CONFIDENTIAL INFORMATION" means Intellectual Property of the Company and all information of a proprietary or confidential nature relating to the Company or the Business, excluding any information that (i) as of the Closing Date, is in the public domain, (ii) after the Closing Date enters the public domain through no wrongful action or inaction on the part of any Shareholder Party or (iii) is communication to a Shareholder Party by a third party under no duty of secrecy or confidentiality to the Company or the Parent.

Section 4.16.  Negotiation with Others; Disposition and Voting of Securities.

          (a)__During the period from the date hereof to the earlier of the Closing or the termination of this Agreement pursuant to Section 6.1 (the "EXCLUSIVE PERIOD"), the Company and the Shareholder Parties shall deal exclusively with the Parent and Merger Sub regarding the acquisition of or investment in the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "POTENTIAL TRANSACTION") and, without the prior written consent of the Parent, neither the Company nor any Shareholder Party shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by the Company or any Shareholder Party or otherwise), other than the Parent and its Affiliates or a party designated by the Parent, relating to a Potential Transaction, (ii) provide information or documentation with respect to the Company, any Subsidiary or the Business to any Person, other than the Parent and its Affiliates or a party designated by the Parent, relating to a Potential Transaction or (iii) enter into an agreement with any Person, other than the Parent, Merger Sub or any Affiliate thereof, providing for any Potential Transaction. The Company and the Shareholder Parties represent to the Parent that they are not legally bound to negotiate or enter into a Potential Transaction with any person other than the Parent.

          (b)__During the Exclusive Period, each Shareholder Party shall, as to himself, herself or itself, and the Company, except as contemplated by this Agreement, shall:

     (i)without the prior written consent of the Parent, refrain from transferring, selling or assigning to any Person, or agreeing in any manner to transfer, sell or assign to any Person, or pledge, encumber, deposit in a voting trust or grant a proxy (other than for purposes of effectuating the transactions contemplated by this Agreement and the Related Documents and other than with respect to the granting of any proxy to, or entering into any voting trust with, any Principal Shareholder or in the normal course of corporate governance which is not intended to impede or delay the transactions contemplated by this Agreement) with respect to, any securities of the Company presently or hereafter owned or controlled by him, her or it; and

     (ii)vote the shares of capital stock of the Company presently or hereafter owned or controlled by such Shareholder Party or the Company (or any other security which has voting rights) against any merger (other than the Merger), consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company at every meeting of shareholders of the Company called therefor and at every adjournment thereof (or withhold consent in writing to any such action proposed to be taken by written consent in lieu of a meeting).

          (c)__The parties recognize and acknowledge that a breach by the Company or any Shareholder Party of this Section 4.16 will cause irreparable and material loss and damage to the Parent and Merger Sub as to which they will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

Section 4.17.  Use of Name.
From and after the Closing, the Shareholder Parties shall not allege or assert that the name "Poly-Seal", "Moldcraft", "Supply-Line" or any substantially similar variants thereof (the "NAMES") have not become distinctive and unique and none of the Shareholder Parties shall allege or assert that the Names have not obtained secondary meaning, identifying the Names or any variant thereof as the source of goods associated with such Name. The Shareholder Parties undertake in this Agreement as a matter of contract to refrain, from and after the Closing, from,
(A) owning any interest, directly or indirectly, in, or becoming associated with or otherwise lending any aid or support to, any Person (other than the Surviving Corporation, the Parent or any Affiliate thereof) using the Names or (B) performing any service or offering any goods identified with the Names in a manner that is likely to cause confusion in the minds of ordinary purchasers, except on behalf of the Surviving Corporation, the Parent of any Affiliate thereof. In connection therewith, it is agreed that the undertaking under this
Section 4.17 is of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section 4.17 would cause the Surviving Corporation, the Parent and their Affiliates irreparable harm. In the event of any such breach, the Surviving Corporation and the Parent shall be entitled, as a matter of right, to injunctive and other equitable relief without waiving any other rights which they may have to damages or otherwise.

                                ARTICLE V

                               CONDITIONS

Section 5.1.  Conditions to Each Party's Obligations.
The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions:

          (a)__No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement shall be in effect.

          (b)__All material consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

Section 5.2. Conditions to Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

          (a)__The representations and warranties of the Company and the Shareholder Parties in this Agreement shall be true and correct in all material respects (except for those qualified by materiality which shall be true and correct in all respects) at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, provided that any representations and warranties that speak as of a specific date or time need only be true and correct in all material respects, or, in the case of any such representation or warranty qualified by materiality, in all respects, as of such specific date or time.

          (b)__The Shareholder Parties and the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing, including, without limitation, approval of the Merger by the Shareholders as required under the DGCL.

          (c)__The Parent and Merger Sub shall have received certificates signed by the Shareholder Party Representatives (on behalf of the Shareholder Parties) and by the President and the Chief Financial Officer of the Company to the effects set forth in clauses (a) and (b) above.

          (d)__Parent shall have obtained on terms and conditions satisfactory to the Parent in its sole discretion all of the financing needed in order to consummate the transactions contemplated hereby.

          (e)__The Shareholder Parties and the Company shall have delivered or caused to be delivered an opinion of counsel in form and substance substantially as set forth in Exhibit B, addressed to the Parent and Merger Sub and dated as of the Closing Date.

          (f)__No Material Adverse Effect shall have occurred between the date hereof and the Closing Date.

          (g)__Each of the Parent, Surviving Corporation, the Shareholder Party Representatives and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (h)__The Parent and the Surviving Corporation shall have received the written resignations, effective the Effective Time, of Michael C. Larned (as Chairman of the Board of Directors of the Company), Michael D. deMilt (as Secretary and Director of the Company), Pieter V.C. Litchfield (as Treasurer and Director of the Company), William Herdrich (as President and Director of the Company) and Robert Weilminster (as Vice-President Finance and Administration of the Company).

          (i)__The Parent and Merger Sub shall have received duly executed letter agreements in form and substance reasonably satisfactory to the Parent, Merger Sub and their counsel, providing for (i) the payment and cancellation of all of the Indebtedness and Capital Lease Obligations as of the Closing Date and (ii) the release of any Lien on the assets of the Company and its Subsidiaries relating thereto.

          (j)__The Parent and Merger Sub shall have received certified copies of the resolutions of the Company's board of directors and the Shareholders, approving the Merger, this Agreement, all other documents contemplated hereby and the consummation of the transactions contemplated hereby.

          (k)__The Company shall have delivered to the Parent and Merger Sub an officer's certificate certifying the Company's Charter, the Company's By-laws and the incumbency of each officer executing on behalf of the Company this Agreement or any agreement or instrument contemplated hereby.

          (l)__The Company shall have delivered to the Parent and Merger Sub certificates of the Secretaries of State of the States of Delaware and Maryland, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing and non-delinquent status of the Company.

          (m)__The Company shall have delivered to the Parent a certificate, dated as of the Closing Date, certifying that the Company is not, and has not in the last five years been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

          (n)__The Company shall have delivered to the Parent and Merger Sub a copy of the HSR Act pre-merger notification form filed by the Trust U/W/O Edward S. Litchfield in connection with the consummation of the transactions contemplated hereby.

          (o)__The Shareholder Party Representatives shall have delivered to the Parent the Schedules contemplated by Sections 1.7(ix), 1.7(xi), 1.7(xiv) and 1.7(xvii).

          (p)__Parent and Merger Sub shall have received counterparts of the Employment Agreements between the Surviving Corporation and each of Robert C. Weilminster and Dale Finley, each dated as of the Closing Date, duly executed by each of Robert C. Weilminster and Dale Finley.

          (q)__Parent and Merger Sub shall have received counterparts of the Consulting and Non-Competition Agreement between the Surviving Corporation and William J. Herdrich, dated as of the Closing Date (the "CONSULTING AND NON-COMPETITION AGREEMENT"), duly executed by William J. Herdrich.

          (r)__The Parent shall have received evidence reasonably satisfactory to the Parent of the repayment in full (including accrued interest) of the deMilt Receivable and the Herdrich Receivable.

Section 5.3. Conditions to Obligations of the Shareholder Parties and the Company.
The obligation of the Company to effect the transactions contemplated by this Agreement are further subject to the Company's and the Shareholder Parties' satisfaction or waiver of the following conditions:

          (a)__The representations and warranties of the Parent and Merger Sub in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

          (b)__Each of the Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)__The Company and the Shareholder Party Representatives shall have received a certificate from the President of each of the Parent and Merger Sub to the effects set forth in clauses (a) and (b) above.

          (d)__The Parent and Merger Sub shall have delivered or caused to be delivered an opinion of counsel in form and substance substantially as set forth in Exhibit C, addressed to the Company and to the Shareholder Party Representatives (as representatives of the Shareholder Parties).

          (e)__Each of the Parent, Merger Sub and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (f)__The Shareholder Party Representatives and the Company shall have received certified copies of the resolutions of the Parent and Merger Sub's board of directors, approving the Merger, this Agreement, all other documents contemplated hereby and the consummation of the transactions contemplated hereby.

          (g)__The Parent and Merger Subs shall have delivered to the Shareholder Party Representatives and the Company an officer's certificate certifying the Parent and Merger Sub's Charter, the Parent and Merger Sub's By-laws and the incumbency of each officer executing this Agreement or any agreement or instrument contemplated hereby.

          (h)__The Parent and Merger Subs shall have delivered to the Shareholder Party Representatives and the Company certificates of the Secretary of State of the State of Delaware, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing and non-delinquent status of such entity.

Section 5.4.  Waiver.
Any of the foregoing conditions in this Article V may be waived or the time for performance thereof extended (i) insofar as it is a condition to the obligations of the Parent and Merger Sub, by the Parent and Merger Sub at their option and (ii) insofar as it is a condition to the obligations of the Company and the Shareholder Parties, by the Company and the Shareholder Party Representatives at their option.

                               ARTICLE VI

                        TERMINATION AND AMENDMENT

Section 6.1.  Termination.
This Agreement may be terminated at any time prior to the Closing by:
          (a)__mutual written consent of the Shareholder Party
Representatives, the Company, the Parent and Merger Sub;

          (b)__the Company or the Shareholder Party Representatives if the Closing shall not have occurred on or before May 9, 2000 (unless the failure to consummate the Closing shall be due to the action or failure to act of the Company or the Shareholder Parties);

          (c)__Parent if the Closing shall not have occurred on or before May 31, 2000 or such other date mutually agreed upon in writing by the parties hereto (unless the failure to consummate the Closing shall be due to the action or failure to act of Parent and/or Merger Sub);

          (d)__the Company or the Shareholder Party Representatives or the Parent if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

          (e)__the Parent, if there has been a breach by the Company or any Shareholder Party of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or any Shareholder Party which breach is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Parent (except no cure period shall be provided for a breach which by its nature cannot be cured), or within 30 Business Days after notice thereof is given if such party, using its reasonable best efforts, cannot cure said breach within said 10-Business Day period; or

          (f)__the Company or the Shareholder Party Representatives, if there has been a breach by the Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Parent or Merger Sub which breach is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Company or the Shareholder Party Representatives (except no cure period shall be provided for a breach which by its nature cannot be cured), or within 30 Business Days after notice thereof is given if such party, using its reasonable best efforts, cannot cure said breach within said 10-Business Day period.

Section 6.2.  Effect of Termination.
In the event of the termination and abandonment of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates (including trustees, directors, officers or stockholders); PROVIDED, HOWEVER, that the Confidentiality Agreement shall survive in accordance with the terms and conditions provided for therein and this Section 6.2 and Article VIII shall survive the termination of this Agreement; and PROVIDED, FURTHER, that the liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

Section 6.3.  Amendment.
This Agreement may be amended or modified at any time by the parties hereto, but only by an instrument in writing signed on behalf of each of the Parent, Merger Sub, the Shareholder Party Representatives and the Company.

                               ARTICLE VII

                        SURVIVAL; INDEMNIFICATION

Section 7.1.  Survival Periods.
All representations and warranties of the parties contained in
Article II and Article III of this Agreement shall survive until the date which is sixteen months after the Closing Date, and, if notice of a claim (setting forth in reasonable detail the facts, circumstances and basis of the claim) is provided by such date, shall survive until the final resolution thereof, provided that: (i) the representations and warranties in Section 2.13 shall survive until the fourth anniversary of the date of the Closing Date; (ii) the representations and warranties contained in Section 2.15 shall survive the Closing Date until the date that is 30 days after the expiration of the statute of limitations, if any, applicable to the matters set forth therein; and (iii) the representations and warranties contained in Sections 2.1, 2.3, 2.4 and
2.25 shall survive the Closing Date without any time limit. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. The date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to as the "SURVIVAL DATE", and the parties acknowledge that, in the event that a claim is made under this Article VII with respect to any representation, warranty, covenant or other agreement contained herein prior to the applicable Survival Date, such representation, warranty, covenant or other agreement shall survive until such time as such claim is resolved (whether hereunder, judicially or otherwise).

Section 7.2.  Indemnification.
Subject to the other provisions of this Article VII, from and after the Closing:
          (a)__Each Shareholder Party agrees severally, and not jointly (except to the limited extent contemplated below), to indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their respective Affiliates, trustees, employees, officers, directors, agents and other representatives (collectively, the "BUYER GROUP") from and against any and all costs or expenses (including reasonable attorneys' and accountant's and other professional fees), judgments, fines, penalties, losses, shortages, claims, assessments, Taxes incurred as a result of the receipt of indemnification payments, Liability and damages, net of (I) any Tax benefits actually realized as of the time the indemnification payment is made due to the events giving rise thereto and
(II) the net present value of any future Tax benefits to be realized (as reasonably estimated by Parent in good faith) due to the events giving rise to an indemnification payment hereunder (collectively, "DAMAGES") it may suffer, sustain or incur as a result of the untruth, inaccuracy or breach of any representation or warranty of such Shareholder Party contained in Sections 2.1(a), 2.2(a), 2.3(c) and 2.5(a); PROVIDED, HOWEVER, that notwithstanding the foregoing, each of the Trust U/W/O Edward S. Litchfield and The Philip A. Litchfield Trust U/A/D 12/30/96 (but not any of the other Shareholder Parties) shall be jointly and severally liable to the Buyer Group in respect of Damages the Buyer Group may suffer, sustain or incur as a result of any untruth, inaccuracy or breach of any such representation or warranty by either of such trusts (but not as to any other Shareholder Party).

          (b)__The Shareholder Parties, jointly and severally, shall indemnify and hold harmless the Buyer Group from and against any Damages incurred by them that arise out of (i) any inaccuracy or breach of any representation or warranty contained herein made by the Company or the Shareholder Parties (other than the representations and warranties contained in Sections 2.1(a), 2.2(a), 2.3(c) and 2.5(a)) or in the certificate delivered pursuant to Section 5.2(c), (ii) failure to perform any covenant or obligation made by the Shareholder Parties or the Company (but not the Surviving Corporation) in this Agreement; or (iii) any amounts to which any Dissenting Shareholder shall become entitled on account of the exercise of such Dissenting Shareholders' rights under
Section 262 of the DGCL to the extent such amounts exceed the amounts to which such Dissenting Shareholder otherwise would be entitled pursuant to the terms and provisions of this Agreement.

          (c)__The Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless the Shareholders and their Affiliates, trustees, beneficiaries, agents (including the Shareholder Party Representatives) and other representatives, from and against any Damages actually incurred by them that arise out of (i) any breach of any representation or warranty herein made by the Parent or Merger Sub; or
(ii) failure to perform any covenant or obligation made by the Parent or Merger Sub in this Agreement.

          (d)__Michael deMilt, severally, shall indemnify the Buyer Group for any amount owed and not received by the Company in respect of the deMilt Receivable. William Herdrich, severally, shall indemnify the Buyer Group for any amount owed and not received by the Company in respect of the Herdrich Receivable.

Section 7.3.  CERTAIN LIMITATIONS.
          (a)__Notwithstanding any provision to the contrary contained in this Agreement, none of the Shareholder Parties shall be obligated to indemnify the Buyer Group for any Damages, other than any Damages as to which the substantive basis for the claim relates to Tax ("Tax Damages"), pursuant to Section 7.2(b)(i) unless and until the dollar amount of all Damages (excluding Tax Damages) for which the Shareholder Parties, but for this Section 7.3(a) (but after giving effect to Sections 7.3(c) and 7.3(d)), would otherwise be liable pursuant to Section 7.2(b)(i) equals in the aggregate $680,000, and then only for the excess over such amount; PROVIDED, HOWEVER, that in no event shall the limitation set forth in this Section 7.3(a) apply to (i) the rights of the Buyer Group under
Section 7.2(b)(i) with respect to the representations and warranties set forth in

Sections 2.1(b), 2.3(a), 2.3(b), 2.4(a) and 2.25 or (ii) any
willful breach by the Company or the Shareholder Parties of any representation or warranty contained in Article II.

          (b)__Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount of Damages (including Tax Damages) payable pursuant to Section 7.2(b)(i) by the Shareholder Parties shall not exceed $11,600,000; PROVIDED, HOWEVER, that in no event shall the limitation set forth in this Section 7.3(b) apply to (i) the rights of the Buyer Group under Section 7.2(b)(i) with respect to the representations and warranties set forth in Sections 2.1(b), 2.3(a), 2.3(b), 2.4(a) and 2.25 or (ii) any willful breach by the Company or the Shareholder Parties of any representation or warranty contained in
Article II.

          (c)__Notwithstanding any provision to the contrary contained in this Agreement, Damages shall not include and no Person will have any obligation under Section 7.2(a) or 7.2(b) in respect of any lost profits or consequential, incidental, indirect, special or punitive damages.

          (d)__Notwithstanding any provision to the contrary contained in this Agreement, in no event shall any Shareholder Party have any obligation under Section 7.2(a) and Section 7.2(b) for any Damages to the extent such Damages have been taken into account in determining any adjustment to the Aggregate Merger Consideration under Article I
(including any payment pursuant to Section 4.11).

          (e)__Notwithstanding any provision to the contrary contained in this Agreement, the maximum liability of each of Pieter V. C. Litchfield, Michael C. Larned, Michael deMilt, William Herdrich and Robert Weilminster for any Damages pursuant to Section 7.2(b) shall in no event exceed in any particular case such individual's Applicable Percentage of the total amount of Damages for which indemnification may be claimed pursuant to such Section (after giving effect to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and 7.3(f)).

          (f)__Notwithstanding any provision to the contrary contained in this Agreement, no Indemnifying Parties shall have any obligation to indemnify any Indemnified Party under this ARTICLE VII for any Damages that are actually recovered by the Indemnified Party from any third party (including any amounts recovered under insurance policies), and in the event of a recovery by such Indemnified Party subsequent to an indemnification payment being made the Indemnified Party shall reimburse the Indemnifying Party to the extent of such amount actually recovered.

          (g)__ Notwithstanding any provision to the contrary contained in this Agreement, in no event shall any claim be made pursuant to
Section 7.2(c) based on any breach of any representation or warranty contained in Section 3.7 unless the Parent or the Surviving Corporation shall be the subject of a bankruptcy proceeding under the United States Bankruptcy Code, as amended.

Section 7.4.  CLAIMS.
          (a)__The persons to whom indemnification is provided hereunder are referred to herein as the "INDEMNIFIED PARTIES" and the persons providing indemnification are referred to as the "INDEMNIFYING PARTIES."

          (b)__The parties shall cooperate with each other with respect to resolving any claim or liability which one party may be obligated to provide indemnification hereunder, including making all reasonable efforts to mitigate or resolve any claim or liability. If the Indemnified Party does not make such efforts, the Indemnifying Party shall not be obligated to provide indemnification for any Damages that could reasonably be expected to have been avoided if such party had made such efforts.

          (c)__If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice (PROVIDED that it is given within the survival period provided for in Section 7.1) will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. Any such notice shall set forth in reasonable detail the facts, circumstances and basis of the claim.

          (d)__Any obligation of any Shareholder Party to indemnify the Buyer Group (other than on account of any inaccuracy or breach of any representation or warranty contained in Sections 2.1(a), 2.2(a), 2.3(c) and 2.5(a)) shall be satisfied (i) first, in cash, from the Escrow Holdback Account, and the Shareholder Party Representatives and the Parent shall execute joint written instructions to the Escrow Agent directing the Escrow Agent to make payment to the Surviving Corporation or the appropriate member of the Buyer Group and (ii) second, in cash, from the Shareholder Parties liable therefor by payment to the Surviving Corporation or the appropriate member of the Buyer Group. Any obligation of any Shareholder Party to indemnify the Buyer Group on account of any inaccuracy or breach of any representation or warranty contained in
Section 2.1(a), 2.2(a), 2.3(c) or 2.5(a) shall be satisfied, in cash, from the Shareholder Party or the Shareholder Parties liable therefor.

          (e)__If such claim involves a claim by a third party (other than with respect to Taxes) (a "THIRD PARTY CLAIM") against the Indemnified Party, the Indemnifying Party may assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying
Party may reasonably request); PROVIDED, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense; PROVIDED, HOWEVER, that the Indemnifying Parties shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnified Parties shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Parties, and, in the reasonable opinion of the Indemnified Parties, counsel for the Indemnifying Parties could not adequately represent the interests of the Indemnified Parties because such interests could be in conflict with those of the Indemnifying Parties, (iii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Parties or (iv) the Indemnifying Parties shall not have assumed the defense of the Third Party Claim in a timely fashion; PROVIDED, FURTHER, HOWEVER, that the Indemnifying Parties shall nonetheless be permitted to participate in (but not control) the defense of such Third Party Claim through counsel of their choosing, at their own expense. The Indemnified Party shall not pay or settle, or admit any liability with respect to, any claim without the Indemnifying Party's prior written consent, unless the Indemnifying Party is contesting a claim pursuant to the terms hereof but is failing to do so in good faith. The Indemnifying Party will not settle any claim without the Indemnified Party's prior written consent if such settlement would materially restrict the operation of the Business.
If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least 10 days' notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such 10 day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

Section 7.5.  Exclusive Remedy.
Following the Closing, the provisions of this Article VII shall be the exclusive remedy for monetary damages with regard to the matters covered hereby, provided that nothing herein shall relieve any party from any liability for fraud.

Section 7.6.  Adjustments.
To the extent permitted by law, the parties will treat all indemnity payments as adjustments to the Aggregate Merger Consideration and liabilities for indemnified Losses as having been in existence as of the Closing Date.

Section 7.7.  No Contribution from the Corporation or the Surviving
              Corporation.
The obligations of the Shareholder Parties to indemnify the Buyer
Group pursuant to the terms of this Agreement are primary obligations of the Shareholder Parties, subject to the limitations set forth herein. The Shareholder Parties hereby waive any rights to seek or obtain indemnification or contribution from the Company or the Surviving Corporation for Damages as a result of any breach by the Company of any representation, warranty or covenant contained in this Agreement.

Section 7.8.  Tax Claims.
The Indemnified Party shall promptly notify the Indemnifying Party in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment relating to Taxes of which it or any of its affiliates (including the Company) has been informed in writing by any taxing authority which may affect the liability of the Indemnifying Party under Section 7.2 (each, a "TAX CLAIM"). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Tax Claim. If notice of a Tax
Claim is not given by the Indemnified Party to the Indemnifying Party within a sufficient period of time to allow the Indemnifying Party to effectively contest such Tax Claim, or in reasonable detail to apprise the Indemnifying Party of the nature of the Tax Claim or if the Indemnified
Party otherwise fails to follow the requirements of this Section 7.8, the Indemnifying Party shall not be liable to the Indemnified Party, any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives and the amount of any indemnity payment pursuant to Section 7.2 shall be reduced, to the extent that the Indemnifying Party is harmed or its position is actually prejudiced as a result thereof.

          With respect to any Tax Claim (other than a Tax Claim relating to a Straddle Year), at the Indemnifying Party's election (to be made not later than 10 business days following the Indemnifying Party's receipt of a notification of a Tax Claim from the Indemnified Party), the Indemnifying Party shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding and to employ counsel of its choice, and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner PROVIDED, the Indemnifying Party shall not settle any claim without the Indemnified Party's prior written consent (not to be unreasonably withheld or delayed) if such settlement would materially affect the tax liability of the Company for any period commencing after the Closing Date. Subject to the foregoing, the Indemnifying Party may settle any issues and take any other actions in its discretion in connection with such audit or proceedings. The Indemnified Party may participate in such defense through counsel chosen by it, at its own expense. The Indemnified Party shall cooperate fully with the Indemnifying Party (including, but not limited to, by granting to the Indemnifying Party a power of attorney reasonably necessary to represent the Company in any such audit or proceeding and by causing the Company, at the Indemnifying Party's reasonable request, to take such requested actions in the defense against or compromise of any claim in any Tax audit or proceeding which the Indemnifying Party controls pursuant hereto), timely make available to the Indemnifying Party all data and other information reasonably requested by the Indemnifying Party in connection with such audit or proceedings, make employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim and facilitate the Indemnifying Party's participation in the contest of all Tax Claims.

          In no case shall the Indemnified Party or any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Indemnifying Party's prior written consent.

          With respect to a Tax Claim relating to a Straddle Year, Parent and the Shareholder Parties shall jointly control all proceedings and neither party shall settle or otherwise compromise such Tax Claim without the other party's prior written consent.

                              ARTICLE VIII

                              MISCELLANEOUS

Section 8.1.  Shareholder Party Representatives.
Following the signing of this Agreement, the Shareholder Party Representatives, acting individually or jointly, shall, in addition to being authorized to take any action which they are specifically authorized or permitted to take pursuant to this Agreement or the Escrow Agreement, be authorized to act for and on behalf of each of the Shareholders listed on Schedule 8.1 hereto (the "Principal Shareholders") with respect to this Agreement and the Escrow Agreement, including, without limitation, in all instances where the Principal Shareholders or any of them are required or permitted to give any approval or consent or to take any other action under this Agreement or the Escrow Agreement. The Parent, Merger Sub, the Company and the Surviving Corporation shall not be responsible for the proper application by the Shareholder Party Representatives of any payment, assignment, instrument or other delivery made to the Shareholder Party Representatives, including payment to the Shareholder Party Account, for the benefit of any of the Principal Shareholders or for the Shareholder Party Representatives' compliance with the terms and provisions of this Agreement or the Escrow Agreement and shall be entitled to rely conclusively upon the actions of the Shareholder Party Representatives as actions for and on behalf of the Principal Shareholders with respect to this Agreement and the Escrow Agreement. Notwithstanding anything to the contrary contained herein, neither of the Shareholder Party Representatives shall be required to take, or liable for failing to take, any action not expressly required to be taken by the Shareholder Party Representatives pursuant to the terms of this Agreement and in no event shall either of the Shareholder Party Representatives be personally responsible or liable for any obligation or liability hereunder or under the Escrow Agreement of any Shareholder or other party hereto or for the proper application by any Principal Shareholder or any other person of any payment, assignment, instrument or other delivery made by either of the Shareholder Party Representatives to such Principal Shareholder or other person. Wherever in this Agreement or in the Escrow Agreement the Shareholder Party Representatives are authorized or permitted to take any action, such action may be taken by either or both of them and the act of either of them shall be deemed to be the act of both, and the Parent, Merger Sub, Surviving Corporation and Escrow Agent shall be entitled to rely upon any such action accordingly.

Section 8.2.  Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)__if to the Parent and/or Merger Sub, to:
               Berry Plastics Corporation
               101 Oakley Street
               Evansville, Indiana  47710
               Attention:  James M. Kratochvil

               Telecopy:  (812) 421-9604

               with a copy to:

               O'Sullivan Graev & Karabell, LLP
               30 Rockefeller Plaza
               New York, New York  10112
               Attention:  Michael J. O'Brien

               Telecopy:  (212) 408-2420

          (b)__if to the Company, to:
               Poly-Seal Corporation
               1810 Portal Street
               Baltimore, Maryland  21224-6512
               Attention:  William Herdrich

               Telecopy:  (410) 633-1928

               with a copy to:

               the Shareholder Parties, as provided hereinbelow.

          (c)__if to the Shareholder Parties or Shareholder Party
               Representatives, to:
               Michael C. Larned
               as Shareholder Party Representative
               178 Farms Road
               Stamford, Connecticut, 06903

               Telecopy:  (203) 986-1522

               and/or

               Michael D. deMilt
               as Shareholder Party Representative
               62 Woodmere Road
               Stamford, Connecticut, 06905

               Telecopy:  (203) 986-1522

               with a copy to:
               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York  10019-6092
               Attention:  Brian J. Morris

               Telecopy:  212-259-6333


Section 8.3.  Headings.
The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.4.  Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Any counterpart or other signature to this Agreement or any Related Document that is delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement or such Related Document.

Section 8.5.  Entire Agreement; Assignment.
          (a)__This Agreement and the Exhibits (in their executed form) and Schedules hereto, the Related Documents and the documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, both written and oral, including, without limitation, the Letter of Intent dated January 3, 2000, as amended, among the parties with respect to the subject matter hereof.

          (b)__This Agreement shall not be assigned by a party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that anything contained herein to the contrary notwithstanding, the Parent and Merger Sub may, without the prior written consent of any other parties, assign any or all of its rights and interests hereunder to any lender or lenders providing financing for the transactions contemplated hereby; PROVIDED, FURTHER, HOWEVER, that no such assignment shall relieve the Parent or Merger Sub from any of its obligations or liabilities hereunder.

Section 8.6.  Governing Law.
This agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles. The parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal and state courts sitting in New York, (ii) agree not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 8.2 hereof. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this agreement or any of the transactions contemplated hereby.

Section 8.7.  Specific Performance.
The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.8.  Press Releases.
Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Shareholders and the Parent, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

Section 8.9.  Binding Nature; No Third Party Beneficiaries.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, trustees, heirs and estates, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.10.  Severability.
This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in a given jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.11.  CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS.
          (a)__Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP,
(iii) "or" is disjunctive but not necessarily exclusive, (iv)

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
words in the singular include the plural and VICE VERSA, (v) all reference to "$" or dollar amounts will be to lawful currency of the United States of America, (vi) the phrase "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the persons listed on Schedule 8.11 (the Parent, Merger Sub and the Surviving Corporation hereby expressly acknowledging that such persons are under no obligation to conduct any particular inquiry for purposes of any matter to which such phrase applies) and (vii) the phrase "BEST KNOWLEDGE OF THE COMPANY" means that knowledge that the individuals listed in Schedule 8.11 actually have or could have obtained after making such inquiry as reasonable business persons in the respective positions of such individuals would have made with respect to the matter to which such phrase applies.

          (b)__No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Section 8.12.  Payment of Expenses.
Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement, except as expressly otherwise provided in this Agreement; PROVIDED, HOWEVER, that, in the event the Merger is consummated, all fees and expenses incurred by the Company and the Shareholders incident to preparing for, entering into and carrying out this Agreement (including, without limitation, all expenses of attorneys, accountants, tax advisors, brokers and investment bankers (including Schroders and Dewey Ballantine
LLP)), shall, unless and to the extent such fees and expenses are taken into account in determining the Aggregate Adjustment Amount, be borne by the Shareholders and not the Parent, Merger Sub or the Surviving Corporation. To the extent not determinable at the Closing Date, any such fees and expenses which are the responsibility of the Shareholders shall be paid by the Shareholders, PRO RATA based on their respective Applicable Percentages, subsequent to the Closing Date (and, to the extent not so paid, may be withdrawn by the Surviving Company from the Escrow Account).

Section 8.13.  Remedies.
Subject to the provisions of Sections 7.5 and 6.2, the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

Section 8.14. Independence of Covenants and Representations and Warranties. Subject to the provisions hereof (including Section 4.7), (i) all covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant and,
(ii) all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
           BERRY PLASTICS ACQUISITION CORPORATION


           By:  /S/ JAMES M. KRATOCHVIL
           Name:James M. Kratochvil
           Title:Executive Vice President, Chief Financial Officer, Treasurer and
           Secretary

           BERRY PLASTICS CORPORATION


           By:  /S/ JAMES M. KRATOCHVIL
           Name:James M. Kratochvil
           Title:Executive Vice President, Chief Financial Officer, Treasurer and
           Secretary

           POLY-SEAL CORPORATION


           By:  /S/ MICHAEL C. LARNED
           Name:Michael C. Larned
           Title:Chairman of the Board


           THE SHAREHOLDER PARTIES


           TRUST U/W/O EDWARD S. LITCHFIELD


           By:/S/ PIETER V. C. LITCHFIELD
           Name:Pieter V. C. Litchfield
           Title:Trustee



           By:/S/ MICHAEL D. DEMILT
           Name:Michael D. deMilt
           Title:Trustee

           THE PHILIP A. LITCHFIELD
           1996 REVOCABLE TRUST U/A/D 12/30/96


           By:/S/ PHILIP A. LITCHFIELD
           Name:Philip A. Litchfield
           Title:Trustee



           By:/S/ MICHAEL C. LARNED
           Name:Michael C. Larned
           Title:Trustee



           By:/S/ MICHAEL D. DEMILT
           Name:Michael D. deMilt
           Title:Trustee



           /S/ PIETER V. C. LITCHFIELD
           Pieter V. C. Litchfield



           /S/ MICHAEL C. LARNED
           Michael C. Larned



           /S/ MICHAEL D. DEMILT
           Michael D. deMilt



           /S/ WILLIAM HERDRICH
           William Herdrich



           /S/ ROBERT WEILMINSTER
           Robert Weilminster
                                              61

           THE SHAREHOLDER PARTY REPRESENTATIVES


           /S/ MICHAEL C. LARNED
           Michael C. Larned



           /S/ MICHAEL D. DEMILT
           Michael D. deMilt


                                              62